Exhibit 10.14

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

STRICTLY CONFIDENTIAL

Execution Copy

DATED 17th April 2014

LNG CARRIER TIME CHARTERPARTY

between

SEACROWN MARITIME LTD.

and

GAZPROM MARKETING AND TRADING SINGAPORE PTE LTD

TIME CHARTERPARTY

LNG CARRIER

“CLEAN FORCE”

This Time Charter Party is made and becomes effective on 17th April 2014.

Parties

1.	Seacrown Maritime Ltd., a company organised under the laws of Marshall Islands with its registered address at Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, 96960 (“Owner”); and

2.	Gazprom Marketing and Trading Singapore Pte. Ltd., a company incorporated under the laws of Singapore, with its registered address at 10 Collyer Quay #10-01 Ocean Financial Centre, Singapore, 049315 (“Charterer”).

Each of Owner and Charterer are a “Party” to this Time Charter Party and together they are the “Parties”.

Recitals

A.	Owner owns the good Liquefied Natural Gas carrier vessel called the “Clean Force”, registered in the Marshall Islands, with IMO Number 9317999 (the “Vessel”).

B.	Charterer requires the long term use of a Liquefied Natural Gas carrier vessel.

C.	Owner and Charterer have agreed to enter into a Time Charter Party in respect of the Vessel, on the terms and conditions set out in this Time Charter Party.

It is agreed as follows:

1.	Definitions and Interpretation

1.1	Definitions

The following definitions apply unless the context requires otherwise.

“Achieved Speed” has the meaning given in Appendix C, Article 2(f).

“Affiliate” means any entity that directly or indirectly Controls, is Controlled by, or is under common Control with another entity.

“Amended SAT” has the meaning given in Appendix C, Article 2(a)(iii).

“Ballast Service Speed” means the speed described in Clause 29(b).

“Best Management Practices” or “BMP” means the shipping industry’s published best management practices for protection against pirates, endorsed by industry organisations.

“Blue Card” means a certificate issued by the ITF, which signifies the ITF’s acceptance of the wages and working conditions on board the ship.

“Boil-Off” means the vapour, which results from vaporisation of LNG in the cargo tanks.

“Cargo Capacity” means the maximum safe LNG loading limit of the Vessel as described in Appendix A.

“Certificate of Financial Responsibility” means a certificate of financial responsibility as required by the US Oil Pollution Act 1990.

“Charterer” means the Person listed at Party 2 in this Time Charter Party.

“Charter Period” means the period of hire stated in Clause 6(a), and any extensions in accordance with this Time Charter Party.

“CIF” means shipping on the basis of Cost Insurance Freight, as described in the Incoterms 2010.

“Conduct” has the meaning given in Clause 55.

“Confidential Information” has the meaning given in Clause 51(a).

“Contract Year” means each successive period of 12 months, commencing at the Delivery Time.

“Control” means the power to direct the management and policies of an entity, directly or indirectly, whether through the ownership of more than 50% of the voting securities by contract or otherwise.

“Day” means a twenty four (24) hour period from 0000 hours until 1159 hours.

“Deemed Arrival Time” has the meaning given in Appendix C, Article 2(f).

“Delivery Time” means the actual time that the Vessel is delivered by the Owner to the Charterer.

“Directive” has the meaning given in Clause 9(c)(i).

“DOP” means dropping outward pilot, being the moment that the pilot disembarks from the Vessel.

“EOP” has the meaning given in Appendix C, Article 4(a)(i).

“FAOP” has the meaning given in Appendix C, Article 4(a)(ii).

“Final Voyage” has the meaning given in Clause 23(c)

“Fuel” has the meaning given in Appendix C, Article 4(a)(iii).

“Fuel Oil” has the meaning given in Appendix C, Article 4(a)(iii).

“Fuel Oil Equivalent” refers collectively to its two components, Fuel Oil and Boil-Off gas and is measured in metric tonnes applying the Fuel Oil equivalent factor set out in Clause 29(f).

“Fuel Price” means the last invoiced price in United States Dollars per metric tonne (or relevant volumetric unit) on a first in, first out basis.

“Gas Free” means the Vessel’s cargo tanks are free of all natural gas vapour and under an atmosphere of air.

“Gazprom Group” means the group of companies Controlled directly or indirectly by, and including, OJSC Gazprom.

“Guaranteed Speed” has the meaning given in Appendix C, Article 2(a)(iv).

“Hague Rules” means the International Convention for the Unification of Certain Rules relating to Bills of Lading signed at Brussels on 25 August 1924.

“Hague-Visby Rules” means the Hague Rules as amended by the Protocol signed at Brussels on 23 February 1968.

“Hamburg Rules” means the United Nations Convention on the Carriage of Goods by Sea 1978.

“Hire” means the rates of hire set out in Clause 13.

“HSE” means health, safety and environment.

“International Navigating Limits” means the geographical limits, set by the Institute of Chartered Underwriters, London, within which the Vessel may navigate without incurring any additional insurance premium.

“ICS” means the International Chamber of Shipping.

“Inspection Right” has the meaning given in Clause 28(a).

“ISM Code” has the meaning given in Clause 3.2(a).

“ISPS Code” has the meaning given in Clause 48(a).

“ITF” means the International Transport Worker’s Federation.

“Laden Service Speed” means the speed described in Clause 29(a).

“Late” has the meaning given in Appendix C, Article 2(c).

“Lay/Can” means the period during which the Owner must notify Charterer that the Vessel is ready for delivery.

“Lenders” has the meaning given in Clause 52(a).

“Lenders’ Agent” has the meaning given in Clause 52(a).

“LNG” means natural gas liquefied by cooling and which is in a liquid state at or near atmospheric pressure.

“LNG Heel” means cargo retained in the cargo tanks on completion of discharge.

“LNG Price” for delivery and redelivery means the LNG price obtained at the last discharge prior to delivery or redelivery, priced in United States dollars per MMBTU and for all other purposes means the Henry Hub spot natural gas price in United States dollars per MMBTU at close of business on the last Working Day of the previous calendar month to the incident as determined in this Time Charter Party.

“MARPOL” means the International Convention for the Prevention Of Pollution from Ships.

“Master” means the master of the Vessel, who is in charge of the Vessel’s operation while at sea and in port.

“Minimum Speed” means the speed described in Clause 29(c).

“MTSA” has the meaning given in Clause 48(a).

“Narrowed Lay/Can” has the meaning given in Clause 10.1(c).

“OCIMF” means the Oil Companies International Marine Forum.

“Off Hire Extension Option” has the meaning given in Clause 6(c).

“Operator” means Dynagas Ltd.

“On Time” has the meaning given in Appendix C, Article 2(c).

“OPL” means the outer port limit at the relevant port.

“Owner” means the Person listed at Party 1 in this Time Charter Party.

“Party in Default” has the meaning given in Clause 61(b)(ii).

“Person” means any individual, corporation, partnership, trust, unincorporated organisation or other legal entity, including any Governmental Authority.

“Performance Period” has the meaning given in Appendix C, Article 5(e).

“Maintenance and Repair” has the meaning given in Clause 25(d).

“Place of Peril” has the meaning given in Clause 39(b).

“Redelivery Time” means the actual time that the Vessel is redelivered by the Charterer to the Owner.

“Restricted Periods” has the meaning given in Appendix C, Article 2(e).

“ROB Numbers” has the meaning given in Clause 8(b).

“Scheduled Arrival Time” or “SAT” has the meaning given in Appendix C, Article 2(a).

“SECA” means a Sulphur Emissions Control Area as defined in Annex VI of MARPOL.

“Sea Passage” has the meaning given in Appendix C, Article 2(a)(i).

“Service Speed” has the meaning given in Appendix C, Article 1(a).

“SIGTTO” means the Society of International Gas Tanker and Terminal Operators.

“SIRE Inspection” means an inspection undertaken under the OCIMF Ship Inspection Report Program.

“Social Responsibility Insurance” means insurance which covers non-legal liabilities arising in Japan in respect of a marine casualty.

“STS Transfer” has the meaning given in Clause 26(a).

“Time Charter Party” means this time charter party, including the Appendices, as may be amended from time to time.

“Vessel” means the LNG carrier vessel called the “Clean Force”, registered in the Marshall Islands with IMO Number 9317999.

“Voyage” has the meaning given in Appendix C, Article 4(b).

“Working Day” means a day, other than a Saturday, Sunday or public holiday, on which business is normally carried out in ***** and Singapore.

1.2	Interpretation

(a)	Headings are for convenience only and do not affect interpretation.

(b)	Mentioning anything after includes, including, for example, or similar expressions, does not limit what else might be included.

(c)	The following rules apply unless the context requires otherwise.

(i)	References in this Time Charter Party to Clauses, Appendices and Articles of Appendices are to clauses, appendices and articles of this Time Charter Party. The term “article” refers to an article of an Appendix, and the term “clause” refers to a clause of the Time Charter Party.

(ii)	References in the singular shall include references in the plural and vice versa, words denoting gender shall include any other gender and words denoting natural persons shall include any other Persons.

(iii)	Headings shall be ignored in construing this Time Charter Party.

(iv)	If a word or phrase is defined, its other grammatical forms have a corresponding meaning.

(v)	All references to a particular entity shall include such entity’s successor and permitted assigns.

(vi)	A reference to an agreement or document (including a reference to this Time Charter Party) is to the agreement or document as amended, supplemented, novated or replaced, except to the extent prohibited by this Time Charter Party or that other agreement or document.

(vii)	A reference to “dollars” and “$” is to the currency of the United States of America.

(viii)	Unless otherwise stated, all references to time are to ***** local time.

2.	Charter of the Vessel

(a)	Owner agrees to let, and Charterer agrees to hire, the Vessel for the Charter Period, for the purpose of carrying all lawful merchandise (subject always to Clause 33) including in particular, LNG, in any part of the world as Charterer shall direct, subject to the limits of the current version of the International Navigating Limits and any subsequent amendments thereof.

(b)	Any time after execution of the Time Charter Party but before the Vessel is delivered to Charterer, the name of the Vessel shall be changed to “Amur River” and the funnel shall be repainted with Charterer’s insignia. Owner shall bear all costs of changing the Vessel’s name and repainting the funnel.

3.	Description and Condition of Vessel

3.1	Vessel Characteristics

At the Delivery Time and throughout the Charter Period, the Vessel shall:

(a)	be classed by a classification society which is a member of the International Association of Classification Societies;

(b)	if she is fifteen (15) years old or over, Owner shall ensure that the Vessel obtains and maintains an LNG Condition Assessment Programme of not worse than 2;

(c)	be in every way fit to load, carry, store, discharge and measure LNG;

(d)	be tight, staunch, strong, in good order and condition, and in every way fit for the service, with her machinery, boilers, hull and other equipment (including but not limited to hull stress calculator, radar, computers and computer systems) in a good and efficient state;

(e)	have tanks, valves and pipelines that are liquid and gas tight;

(f)	be in every way fitted for burning, in accordance with the grades specified in Clause 9 hereof:

(i)	at sea, Fuel Oil in any proportion with LNG Boil-Off for main propulsion and Fuel Oil, marine gas oil and marine diesel oil for auxiliaries;

(ii)	in port, Fuel Oil in her boilers and marine gas oil and marine diesel oil for auxiliaries;

(g)	have all her cargo measuring equipment and instrumentation calibrated and certified, in accordance with the requirements of the Vessel’s classification society;

(h)	have her insulation spaces prepared as per her containment system design conditions;

(i)	comply with the regulations in force to enable her, if her size permits, to pass through the Suez Canal and Panama Canal by day and night without delay;

(j)	have on board all certificates, documents and equipment required from time to time by any applicable law to enable her to perform the charter service without delay. For the avoidance of doubt this will include, but will not be limited to, the Vessel’s Certificate of Financial Responsibility;

(k)	comply with the description in the LNG Form B, attached at Appendix A, provided however that if there is any conflict between the provisions of Appendix A and any other provision, including this Clause 3, of this Time Charter Party such other provision shall govern;

(l)	not have her ownership structure, flag, registry, classification society and management company changed without the written consent of Charterer;

(m)	always comply with the Russian Maritime Register of Shipping (Rules 2007) Ice Class Ice 2 or equivalent and meet the winterization requirements to operate in climate conditions with ambient temperatures down to minus twenty five (-25) degrees Celsius;

(n)	be technically compatible with the Prigorodnoye LNG Terminal and shall comply with the Prigorodnoye LNG Terminal requirements for LNG Carriers and any other Russian Federation requirements applicable to LNG Carriers during the summer, winter and ice seasons; and

(o)	always have on board the full complement of high modulus polyethylene mooring ropes and twenty two (22) meters of mooring tails, all in good order and condition.

3.2	Safety Management

(a)	Owner shall operate:

(i)	a safety management system certified to comply with the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention (“ISM Code”);

(ii)	a documented safe working procedures system (including procedures for the identification and mitigation of risks);

(iii)	a documented environmental management system; and

(iv)	a documented accident/incident reporting system compliant with flag state requirements;

(b)	Owner shall submit to Charterer a monthly written report detailing all accidents/incidents and environmental reporting requirements, in accordance with the Safety and Environmental Monthly Reporting Template attached at Appendix B;

(c)	Owner shall maintain HSE records sufficient to demonstrate compliance with the requirements of their HSE system and of this Time Charter Party. Charterer reserves the right to confirm compliance with HSE requirements by audit of Owner; and

(d)	The Vessel shall, at the date of delivery of the Vessel, have a valid SIRE Inspection report dated no earlier than six (6) months before the date of delivery. After the Vessel is delivered, Owner shall arrange for a SIRE Inspection to be carried out at intervals of six (6) months plus or minus thirty (30) days, with Owner to bear the cost of such inspections. Charterer may require an additional two (2) SIRE inspections to be carried out each year, with Charterer to bear the cost of such additional inspections.

4.	Shipboard Personnel and their Duties

(a)	At the Delivery Time and throughout the Charter Period:

(i)	the Vessel shall have a full and efficient complement of Master, officers and crew for a Vessel of her tonnage, who shall in any event not be less than the number required by the laws of the flag state and who shall be trained to operate the Vessel and her equipment competently and safely;

(ii)	the Vessel shall have a minimum of four (4) officers, including at least two (2) cadets, who have Russian nationality. Russian national cadets shall be taken from a Russian maritime university, such as the Admiral Makarov State University of Maritime and Inland Shipping, the Admiral Nevelskoy Maritime State University, and other universities as may be advised by Charterer to Owner from time to time. Owner shall use its best endeavours to have all officers as Russian nationals within five (5) years after the Delivery Time;

(iii)	all shipboard personnel shall hold valid certificates of competence in accordance with the requirements of the law of the flag state;

(iv)	all shipboard personnel shall be trained in accordance with the relevant provisions of the International Convention on Standards of Training, Certification and Watchkeeping for Seafarers, 1995 or any additions, modifications or subsequent versions thereof;

(v)	there shall be on board sufficient personnel with a good working knowledge of the English language to enable cargo operations at loading and discharging places to be carried out efficiently and safely and to enable communications between the Vessel and those loading the Vessel or accepting discharge therefrom to be carried out quickly and efficiently;

(vi)	the terms of employment of the Vessel’s staff and crew will always remain acceptable to the International Transport Worker’s Federation and the Vessel will at all times carry a Blue Card or equivalent;

(vii)	the nationality of the Vessel’s officers given in the LNG Form B at Appendix A will not change without Charterer’s prior agreement, which shall not be unreasonably withheld, although Charterer’s agreement shall not be necessary if the officer becomes a Russian national; and

(viii)	at the time of the Vessel entering Prigorodnoye Port, Russian Federation, all crew members will hold true and valid identity documents that comply with the International Labor Organisation Seafarers’ Identity Documents Convention (revised) 2003 (Convention No. 185).

(b)	Owner guarantees that throughout the Charter Period the Master shall, with the Vessel’s officers and crew, unless otherwise ordered by Charterer:

(i)	prosecute all voyages with the utmost despatch;

(ii)	render all customary assistance; and

(iii)	load and discharge cargo as rapidly as possible when required by Charterer or its agents to do so, by night or by day, but always in accordance with the laws of the place of loading or discharging (as the case may be) and in each case in accordance with any applicable laws of the flag state.

(c)	Owner shall at all times have responsibility for the proper stowage of the cargo and shall keep a strict account of all cargo loaded, Boil-Off, and cargo discharged.

5.	Duty to Maintain

(a)	Throughout the Charter Period Owner shall, whenever the passage of time, wear and tear or any event (whether or not coming within Clause 32 hereof) requires steps to be taken to maintain or restore the conditions stipulated in Clauses 3 and 4(a), exercise due diligence so to maintain or restore these conditions.

(b)	If at any time whilst the Vessel is on hire under this Time Charter Party the Vessel fails to comply with the requirements of Clauses 3, 4(a) or 16 then Hire shall be reduced to the extent necessary to compensate Charterer for such failure. If and to the extent that such failure affects the time taken by the Vessel to perform any services under this Time Charter Party, Hire shall be reduced by an amount equal to the value, calculated at the rate of Hire applicable at the time, of the time so lost.

(c)	Any reduction of Hire under Clause 5(b) shall be without prejudice to any other remedy available to Charterer, but where such reduction of Hire is in respect of time lost, such time shall be excluded from any calculation under Clause 29 and Appendix C.

(d)	If Owner is in breach of its obligations under Clause 5(a), Charterer may provide written notice of the breach to Owner and if, after the expiry of thirty (30) Days after the receipt date of any such notice, Owner has failed to demonstrate to Charterer’s reasonable satisfaction the exercise of due diligence as required in Clause 5(a), the Vessel shall be off hire, and no further Hire payments shall be due, until Owner has demonstrated that it is exercising due diligence to maintain or restore the Vessel.

(e)	If the Vessel fails an inspection by a governmental and/or port state authority, and/or terminal and/or major charterer of similar tonnage (or any other relevant Person entitled to make an inspection of the Vessel), Owner shall give Charterer written notice of the failure and advise Charterer of the proposed course of action to remedy the defects, which have caused the failure of such inspection.

(f)	If, in Charterer’s reasonable opinion:

(i)	failure of an inspection; or

(ii)	any finding of an inspection,

referred to in Clause 5(e), prevents normal commercial operations then Charterer has the option to place the Vessel off hire from the date and time that the Vessel fails such inspection, or becomes commercially inoperable, until the date and time that the Vessel passes a re-inspection by the same organisation, or becomes commercially operable, and Hire shall not be payable in respect of the off hire period. The Charterer shall be in a position no less favourable when the Vessel becomes on hire than it was when she went off hire.

(g)	At any time while the Vessel is off hire under this Clause 5 (with the exception of Clause 5(f)(ii)), Charterer shall have the option to terminate this Time Charter Party by giving notice in writing with effect from the date on which such notice of termination is received by Owner or from any later date stated in such notice. This Clause 5(g) is without prejudice to any rights of Charterer or obligations of Owner under this Time Charter Party or otherwise (including without limitation Charterer’s rights under Clause 25).

6.	Charter Period

(a)	Charterer shall hire the Vessel for a period of thirteen (13) years, commencing at the Delivery Time (“Charter Period”).

(b)	Charterer shall have the option to redeliver the Vessel thirty (30) days before or after the end of the Charter Period.

(c)	Charterer shall have the option to add any time during which the Vessel is off hire under this Time Charter Party to the Charter Period, up to the total amount of time spent off hire (“Off Hire Extension Option”). If Charterer intends to exercise the Off Hire Extension Option, Charterer shall notify Owner no later than one hundred and eighty (180) days before the date on which the Charter Period would otherwise end. If any off hire periods occur after Charterer has notified Owner that it intends to exercise the Off Hire Extension Option, Charterer shall have the option to add those periods to the Charter Period, and must notify Owner that it intends to do so within fifteen (15) Days of the end of the extended Charter Period.

7.	Trading Limits and Safe Places

(a)	Notwithstanding Clause 2(a), but subject to Clause 39, Charterer may order the Vessel beyond the International Navigating Limits (other than to a country, or area of a country which is subject to sanctions imposed by the United Nations, European Union or United States of America, unless otherwise agreed between Owner and Charterer) with Owner’s consent, such consent not to be unreasonably withheld. If Charterer orders the Vessel outside of the International Navigating Limits, Charterer shall reimburse Owner for any additional insurance premiums required by the Vessel’s underwriters as a consequence of such order.

(b)	Charterer shall use due diligence to ensure that the Vessel is only employed between and at safe places (which expression when used in this Time Charter Party shall include ports, berths, wharves, docks, anchorages, submarine lines, alongside vessels or lighters, bunker barges and other locations including locations at sea) where she can safely lie always afloat. Notwithstanding anything contained in this or any other clause of this Time Charter Party, Charterer does not warrant the safety of any place to which it orders the Vessel and shall be under no liability in respect thereof except for loss or damage caused by their failure to exercise due diligence as required by this Clause 7(b).

(c)	The Vessel shall not be obliged to call at ports, terminals or places, or trade in waters which expose the Vessel to dangerous levels of radioactivity to be harmful to human health or the Vessel, as determined by the International Atomic Energy Authority and the World Health Organisation. The Vessel’s Master shall always have sole discretion to decide whether the Vessel shall enter such ports, terminals, places or waters.

(d)	Subject to Clauses 2(a), 7(a), 7(b), and 7(c), the Vessel shall be loaded and discharged at any places as Charterer may direct.

(e)	Owner warrants that the Vessel is compatible with the LNG Terminals listed in Appendix A for berthing, unberthing, loading and discharging LNG cargo without modification to the Vessel. In the event that modification to the Vessel becomes necessary as a result of changes in international regulations or standards or is required by the Vessel’s classification society or flag state, Owner shall bear the cost of such modification and the Vessel shall be off hire, and Hire shall not be payable, for the time required to effect such modifications, unless this can be achieved without affecting the performance of the Vessel.

(f)	Owner agrees to provide full and timely support and cooperation to Charterer in relation to ship-shore compatibility studies arrangements and obtaining terminal approvals which may be required by Charterers during the term of this Time Charter Party. Such support shall include, but is not limited to, providing a superintendent or other representative of Owner to attend face to face meetings at a terminal in relation to ship-shore compatibility, whenever such meetings are required by terminal authorities.

(g)	All costs in relation to ship-shore compatibility, save for direct costs incurred by Charterer or its representatives and costs associated with the equipment or training as provided in Clause 7(g), shall be for Owner’s account.

(h)	Any equipment or training required by terminals, including without limitation equipment required for the monsoon season, shall be arranged, supplied and provided by Owner, and the costs thereof shall be reimbursed by Charterer.

8.	Bunkers and LNG Heel at Delivery and Redelivery

(a)	Charterer shall accept and pay for all bunkers (which shall include Fuel Oil, diesel oil and gas oil) and LNG Heel on board at the Delivery Time, valued at the Fuel Price and the LNG Price respectively.

(b)	Both upon delivery and redelivery of the Vessel the Master shall provide an on-hire and off-hire certificate containing the quantity of bunkers and LNG Heel remaining on board (“ROB Numbers”). The Charterer may request that an independent surveyor shall be appointed at its costs to verify the ROB Numbers. However, if the ROB Numbers are verified by the independent surveyor these shall be considered to be final.

(c)	Owner shall accept and pay for all bunkers and LNG Heel remaining on board at the Redelivery Time (whether the Redelivery Time occurs at the end of the Charter Period or on the earlier termination of this Time Charter Party), valued at the Fuel Price and the LNG Price respectively.

(d)	Owner shall deliver the Vessel to Charterer in a cold and ready to load condition and with sufficient LNG Heel to allow the Vessel to remain in such a condition for not less than seventy two (72) hours after the Delivery Time.

(e)	Charterer shall redeliver the Vessel to Owner with its cargo tanks containing, at Owner’s option (which is to be declared fifteen (15) days before the last discharge), either:

(i)	natural gas vapour and in need of cool down before loading; or

(ii)	up to three thousand cubic meters (3,000m3) LNG Heel.

(f)	The Vessel shall be delivered to Charterer with not less than:

(iii)	one thousand (1,000) tonnes of Fuel Oil; and

(iv)	one hundred (100) tonnes of marine gas oil.

(g)	The Vessel shall be redelivered to Owner with not less than: -

(i)	one thousand (1,000) tonnes of Fuel Oil; and

(ii)	one hundred (100) tonnes of marine gas oil.

(h)	Throughout the Charter Period the Vessel shall operate with at least a quantity of bunkers or Fuel Oil Equivalent on board sufficient to safely prosecute each voyage or reach the nearest safe bunker port. In addition to the quantity required to safely prosecute each voyage or reach the nearest safe bunker port the Vessel shall always have a safety reserve of Fuel Oil on board, which would enable the Vessel to steam at maximum speed for a total of five (5) days.

(i)	Notwithstanding anything contained in this Time Charter Party, all bunkers and LNG Heel on board the Vessel shall, throughout the Charter Period, remain the property of Charterer or its nominee and may only be purchased by the Owner on the terms specified in this Time Charter Party at the end of the Charter Period or, if earlier, at the termination of the Time Charter Party.

9.	Grade of Bunkers

(a)	Charterer shall supply:

(i)	Fuel Oil with properties complying with those set out in ISO Standard 8217:2005 for RMG380; and

(ii)	diesel oil with properties complying with the standard for DMA.

(b)	If Owner requires the Vessel to be supplied with more expensive bunkers Owner shall compensate Charterer for the extra cost of the more expensive bunker.

(c)	Should Charterer trade the Vessel into a SECA or into a member State of the European Union then the Charterer shall supply Fuel:

(i)	of such specifications and grades that will comply with the maximum sulphur content requirements of the SECA or European Union Directive 2005/33/EC of 6 July 2005 (the “Directive”), as applicable; and

(ii)	from bunker suppliers who comply with Regulations 14 and 18 of MARPOL Annex VI, including the guidelines in respect of sampling and the provision of bunker delivery notes.

(d)	Owner warrants that, if the Vessel trades in a SECA or into a member State of the European Union, that the Vessel:

(i)	complies with Regulation 14 and 18 of MARPOL Annex VI and with the requirements of the SECA or the Directive as applicable;

(ii)	is able to consume Fuels of the required sulphur content when ordered by the Charterer to trade within the SECA or member State of the European Union; and

(iii)	will provide segregated storage for this Fuel.

(e)	If the Charterer has supplied the Vessel with Fuel in accordance with this Clause 9, Charterer shall not be liable for any loss, delay, fines, costs or expenses arising or resulting from the Vessel’s non-compliance with Regulations 14 and 18 of MARPOL Annex VI or the Directive.

10.	Delivery, Redelivery, Laydays and Cancelling

10.1	Delivery, Laydays and Cancelling

(a)	Owner shall deliver the Vessel to Charterer at *****, at a location that is outside of ***** territorial waters and within a distance of thirteen (13) to fifteen (15) miles from *****.

(b)	The Vessel shall not be delivered to Charterer before 0001hrs ***** local time ***** 2015, but must be delivered to Charterer no later than 2359hrs ***** local time ***** 2015, the Delivery Time to be at Owner’s option.

(c)	Owner shall narrow the Lay/Can period to a ***** hour window and shall advise Charterer of the narrowed Lay/Can window not later than 1800hrs ***** local time ***** 2015 (“Narrowed Lay/Can”).

(d)	Owner is required to give Charterer fifteen (15), ten (10), seven (7), five (5), four (4), three (3), two (2) and one (1) days notice of delivery of the Vessel.

(e)	Charterer shall have the option of terminating this Time Charter Party without incurring any liability if it becomes evident that the Vessel will not be ready and at its disposal before the end of the Narrowed Lay/Can.

10.2	Redelivery

(a)	Charterer shall redeliver the Vessel to Owner at *****.

(b)	Charterer is required to give Owner provisional notice of redelivery at sixty (60), forty five (45), and thirty (30) days prior to the expected Redelivery Time, and Charterer shall provide notice of the Redelivery Time fifteen (15), ten (10), seven (7), five (5), four (4), three (3), two (2) and one (1) days prior to the Redelivery Time.

11.	Owner to Provide

(a)	Owner undertakes to provide and to pay for all:

(i)	provisions;

(ii)	wages (including but not limited to all overtime payments);

(iii)	shipping and discharging fees and all other expenses of the Master, officers and crew;

(iv)	insurance on the Vessel, except as provided in Clauses 7(a), 12(e), 38(a) and 49(b);

(v)	deck, cabin and engine-room stores;

(vi)	water;

(vii)	drydocking, overhaul, maintenance and repairs to the Vessel; and

(viii)	fumigation expenses and de-rat certificates.

(b)	Owner’s obligations under this Clause 11 extend to all liabilities for customs or import duties arising at any time during the Charter Period in relation to the personal effects of the Master, officers and crew, and in relation to the stores, provisions and other matters set out in Clause 11(a). Owner shall refund to Charterer any sums Charterer or its agents may have paid or been compelled to pay in respect of any such liability. Any amounts allowable in general average for wages and provisions and stores shall be credited to Charterer insofar as such amounts are in respect of a period when the Vessel is on hire.

12.	Charterer to Provide

(a)	Charterer undertakes to provide and pay for all:

(i)	Fuel (which includes Fuel consumed for the production of nitrogen, production of water, inert gas generation (except when used for gas freeing for unplanned drydocking and repairs), auxiliary engines and emergency generator when the Vessel is on hire), and all Boil-Off gas which, in accordance with Charterer’s instructions, is to be used as Fuel), which must be supplied from a bunker supplier who applies the standards required by a first class operator;

(ii)	towage and pilotage;

(iii)	agency fees;

(iv)	port charges;

(v)	commissions;

(vi)	expenses of loading and unloading cargoes;

(vii)	canal dues; and

(viii)	all charges other than those payable by Owner in accordance with Clause 11.

(b)	All charges payable by Charterer pursuant to this Clause 12 shall be for Owner’s account when such items are consumed, employed or incurred for Owner’s purposes or while the Vessel is off hire (unless such items reasonably relate to any service given or distance made good and taken into account under Clause 25).

(c)	Any Fuel used in connection with a general average sacrifice or expenditure shall be paid for by Owner.

(d)	Owner shall pay Charterer for bunkers consumed for Owner’s purposes. Bunkers consumed for Owner’s purposes will be charged by Charterer to Owner on each occasion at the Fuel Price.

(e)	If the trading limits set out in this Time Charter Party include ports in the United States of America and/or its protectorates, then Charterer shall reimburse Owner for port specific charges relating to additional premiums charged by providers of oil pollution cover, when incurred by the Vessel calling at ports in the United States of America and/or its protectorates in accordance with Charterer’s orders.

13.	Rate of Hire

Charterer shall pay the following hire rates for the use and hire of the Vessel (“Hire”):

*****

14.	Payment of Hire

(a)	Subject to Clauses 5(d) and 5(f), payment of Hire, free from general average, shall be made by Charterer to Owner in immediately available funds per calendar month in advance, less:

(i)	any Hire paid which Charterer reasonably estimates to relate to off hire periods;

(ii)	any amounts disbursed by Charterer on Owner’s behalf, any advances and commission thereon, and charges which are for Owner’s account pursuant to any provision of this Time Charter Party; and

(iii)	any amounts due or reasonably estimated to become due to Charterer under Clause 5(b), 20(c), 29 and Appendix C, articles 5(e) and 8(d).

Any such adjustments shall be made to the next monthly Hire payment provided that the facts have been ascertained. All adjustments from Hire shall be verified by Charterer by production of vouchers or supporting documentation corresponding to the adjustments within 30 days after the adjustments have been made.

(b)	Charterer shall not be responsible for any delay or error by Owner’s bank in crediting Owner’s account provided that Charterer has made proper and timely payment.

(c)	Payments made pursuant to this Clause 14 shall be made in immediately available funds in United States dollars to the following account:

*****

Bank: *****

USD-Account No.: *****

IBAN No: *****

SWIFT: *****

In favour of: *****

US Correspondent bank: *****

Ref: *****

(d)	In default of proper and timely payment of any of the amounts set out in paragraph (a) above:

(i)	Owner shall notify Charterer of such default and Charterer shall within ***** Days of receipt of such notice pay to Owner the amount due, including interest calculated in accordance with Clause 14(d)(ii), failing which Owner may withdraw the Vessel from service of Charterer without prejudice to any other rights Owner may have under this Time Charter Party or otherwise; and

(ii)	interest on any amount due but not paid on the due date shall accrue from the day after the due date up to and including the day when payment is made, at a rate per annum which shall be ***** above the U.S. Prime Interest Rate as published in the Wall Street Journal on the due date, or, if no such interest rate is published on that day, the interest rate published on the next preceding day on which such a rate was so published, computed on the basis of a 360 Day year of twelve 30-Day months, compounded semi-annually.

(e)	Payments made pursuant to this Clause 14 that remain due to Charterer after deduction from hire, shall be made in immediately available funds in United States dollars to the following account:

*****

Corresponding Bank: *****

Corresponding SWIFT: *****

Beneficiary Bank: *****

Bank Address: *****

Beneficiary SWIFT: *****

Account Number: *****

Ref: *****

(f)	In default of proper and timely payment of any of the amounts set out in paragraph (e) above:

(i)	Charterer shall notify Owner of such default and Owner shall within ***** of receipt of such notice pay to Charterer the amount due, including interest calculated in accordance with Clause 14(f)(ii), failing which Charter may terminate this Time Charty Party without prejudice to any other rights Charterer may have under this Time Charter Party or otherwise; and

(ii)	interest on any amount due but not paid on the due date shall accrue from the day after the due date up to and including the day when payment is made, at a rate per annum which shall be ***** above the U.S. Prime Interest Rate as published in the Wall Street Journal on the due date, or, if no such interest rate is published on that day, the interest rate published on the next preceding day on which such a rate was so published, computed on the basis of a 360 Day year of twelve 30-Day months, compounded semi-annually.

15.	Invoicing

(a)	Owner shall issue its invoice to Charterer no later than the tenth (10th) day of the month prior to the month to which the invoice relates.

(b)	Charterer shall pay all invoices before the first (1st) day of the month to which the invoice relates or, in the case of the first Hire payment, on delivery of the Vessel to Charterer.

16.	Space Available to Charterer

The whole reach, burthen and decks on the Vessel and any passenger accommodation (including Owner’s suite) shall be at Charterer’s disposal, reserving only proper and sufficient space for the Vessel’s Master, officers, crew, tackle, apparel, furniture, provisions and stores, provided that the weight of stores on board shall not, unless specially agreed, exceed one hundred and fifty (150) tonnes at any time during the Charter Period.

17.	Instructions and Logs

(a)	Charterer shall, from time to time, give the Master all requisite instructions and sailing directions.

(b)	The Master shall keep a full and correct log of the voyage or voyages, which Charterer or its agent may inspect upon Charterer’s request.

(c)	The Master shall, if requested by Charterer, furnish Charterer or its agents with a true copy of the voyage log, properly completed loading and discharging port sheets, voyage reports for each voyage, and other returns as may be requested by Charterer. Charterer shall be entitled to take copies at Owner’s expense of any such documents which are not provided to Charterer by the Master.

18.	Bills of Lading

18.1	Charterer’s Indemnity

(a)	The Master (although appointed by Owner) shall be under the orders and direction of Charterer as regards employment of the Vessel, agency and other arrangements, and shall sign Bills of Lading as Charterer or its agent may direct (subject always to Clauses 18.2 and 39(a)) without prejudice to this Time Charter Party. Charterer indemnifies Owner against all consequences or liabilities that may arise:

(i)	from signing Bills of Lading in accordance with the directions of Charterer or its agents, to the extent that the terms of such Bills of Lading fail to conform to the requirements of this Time Charter Party, or (except as provided in Clause 18.1(b)) from the Master otherwise complying with Charterer’s or its agent’s orders; or

(ii)	from any irregularities in papers supplied by Charterer or its agents.

(b)	If Charterer by telex, facsimile or other form of written communication that specifically refers to this Clause 18 requests Owner to discharge a quantity of cargo either without Bills of Lading and/or at a discharge place other than that named in a Bill of Lading and/or a quantity that is different from the quantity specified in the Bill of Lading (other than by reason of boil-off), then Owner shall discharge such cargo in accordance with Charterer’s instructions in consideration of receiving the following indemnity, which shall be deemed to be given by Charterer on each and every such occasion and which is limited in value to two hundred percent (200%) of the CIF value of the cargo carried on board:

(i)	Charterer shall indemnify Owner and Owner’s servants and agents and hold the Owner and the Owner’s servants and agents harmless in respect of any liability, loss or damage of whatsoever nature (including legal costs as between attorney or solicitor and client and associated expenses) which Owner or Owner’s servants or agents may sustain by reason of delivering such cargo in accordance with Charterer’s request (the “Request”).

(ii)	If any proceeding is commenced against Owner or any of Owner’s servants or agents in connection with the Vessel having delivered cargo in accordance with the Request, Charterer shall provide Owner or any of Owner’s servants or agents from time to time on demand with sufficient funds to defend the said proceedings.

(iii)	If the Vessel or any other vessel or property in the same ownership or control should be arrested or detained, or if the arrest or detention thereof should be threatened or should there be any interference in the use or trading of the Vessel (whether by virtue of a caveat being entered on the ship’s registry or otherwise howsoever), by reason of discharge or in connection with the delivery of the cargo in accordance with the Request, Charterer shall provide on demand such bail or other security as may be required to prevent such arrest or detention or to secure the release of such vessel or property or to remove such interference and Charterer shall indemnify Owner in respect of any loss, damage or expenses caused by such arrest or detention, threatened arrest or detention or such interference whether or not same may be justified.

(iv)	Charterer shall, if called upon to do so at any time while such cargo is in Charterer’s possession, custody or control, redeliver the same to Owner.

(v)	As soon as all original Bills of Lading for the above cargo which name as discharge port the place where delivery actually occurred shall have arrived and/or come into Charterer’s possession, Charterer shall produce and deliver the same to Owner whereupon Charterer’s liability hereunder shall cease, except in case the Charterer requests the Owner to discharge a quantity of cargo that is different from the Bill of Lading quantity.

Provided however, if Charterer has not received all such original Bills of Lading by 23.59 hours on the day that is thirty six (36) calendar months after the date of discharge, this indemnity shall terminate at that time unless before that time Charterer has received from Owner written notice that:

(A)	some person is making a claim in connection with Owner delivering cargo pursuant to Charterer’s request; or

(B)	legal proceedings have been commenced against Owner and/or carriers and/or Charterer and/or any of their respective servants or agents and/or the Vessel for the same reason.

When Charterer has received such a notice, then this indemnity shall continue in force until such claim or legal proceedings are settled. Termination of this indemnity shall not prejudice any legal rights a party may have outside this indemnity.

(vi)	Owner shall promptly notify Charterer if any person (other than a person to whom Charterer ordered cargo to be delivered) claims to be entitled to such cargo and/or if the Vessel or any other Vessel or any other property belonging to Owner is arrested by reason of any such discharge of cargo.

(vii)	This indemnity shall be governed and construed in accordance with English law and each and any dispute arising out of or in connection with this indemnity shall be subject to the jurisdiction of the High Court of Justice of England.

(c)	Owner warrants that the Master will comply with Charterer’s orders to carry and discharge against one or more Bills of Lading from a set of original negotiable Bills of Lading should Charterer so require.

18.2	Export Restrictions

(a)	The Master shall not be required or bound to sign Bills of Lading for the carriage of cargo to any place to which export of such cargo is prohibited under the laws, rules or regulations of the country in which the cargo was produced and/or shipped.

(b)	Charterer shall procure that all Bills of Lading shall contain the following clause:

If any laws, rules or regulations applied by the government of the country in which the cargo was produced and/or shipped, or any relevant agency thereof, impose a prohibition on export of the cargo to the place of discharge designated in or ordered under this Bill of Lading, carriers shall be entitled to require cargo owner forthwith to nominate an alternative discharge place for the discharge of the cargo, or such part of it as may be affected, which alternative place shall not be subject to the prohibition, and carriers shall be entitled to accept orders from cargo owner to proceed to and discharge at such alternative place. If cargo owner fails to nominate an alternative place within seventy two (72) hours after it or its agents have received from carriers notice of such prohibition, carriers shall be at liberty to discharge the cargo or such part of it as may be affected by the prohibition at any safe place on which carriers or the Master may in their or his absolute discretion decide and which is not subject to the prohibition, and such discharge shall constitute due performance of the contract contained in this Bill of Lading so far as the cargo so discharged is concerned.

(c)	The provision set out in Clause 18.2(b) shall apply mutatis mutandis to this Time Charter Party, the references to a Bill of Lading being deemed to be references to this Time Charter Party.

19.	Conduct of Vessel’s Personnel

If Charterer complains of the conduct of the Master or any of the officers or crew, Owner shall immediately investigate the complaint. Owner shall advise Charterer of the result of its investigations as soon as possible and if the complaint proves to be well founded Owner shall, without delay, make a change in the appointments.

20.	LNG Retention/Supply for Operational Purposes

(a)	Unless Charterer stipulates otherwise, Owner shall retain on board the Vessel following completion of discharge sufficient LNG Heel (which will be agreed with Charterer prior to the commencement of discharge) to enable the Vessel to arrive at the next load port in a cold and ready to load condition and to remain in that condition for not less than twenty four (24) hours.

(b)	Charterer shall provide and pay for LNG required for gassing up and cooling down the Vessel’s cargo tanks and other handling systems to the temperatures necessary to commence loading only in the following circumstances:

(i)	in the event that the quantity of LNG Heel retained on board pursuant to Clause 20(a) is not sufficient to enable the Vessel to arrive at the next loading port in a cold and ready to load condition, unless such insufficiency is the result of an act or omission on the part of Owner or fault of the Vessel;

(ii)	when LNG is required by reason of:

(C)	strikes, quarantine restrictions, seizure under legal process, or restraint of labour, none of which arise in connection with the Vessel or crew;

(D)	act of God, act of war, lock out, riot, civil commotion, or restraint of princes, rulers or people;

(E)	any Restricted Period as defined in Appendix C Article 2(e);

(F)	Charterer changing the Scheduled Arrival Time; or

(G)	Charterer ordering the Vessel to steam at any speed other than the Service Speed;

(iii)	upon return of the Vessel to the first load port after any lay-up ordered by Charterer pursuant to Clause 35, after any underwater cleaning ordered under Appendix C Article 11(a), or after the Vessel has been withdrawn from service at the request or convenience of Charterer as a result of which the Vessel has been warmed up and/or gas freed;

(iv)	where the LNG is required and caused by Charterer’s breach of this Time Charter Party; or

(v)	following periodical drydocking under Clause 27

(c)	Owner shall provide and pay for LNG required for gassing up and cooling down the Vessel’s cargo tanks, at the LNG Price, in all other circumstances including, but not limited to:

(i)	following periods of off hire, excluding periodical drydocking under Clause 27;

(ii)	following requisition under Clause 36;

(iii)	where the LNG is required and caused by Owner’s breach of this Time Charter Party.

21.	Pilots and Tugs

Owner hereby indemnifies Charterer, its servants and agents against all losses, claims, responsibilities and liabilities arising in any way whatsoever from the employment of pilots or tugboats, who although employed by Charterer shall be deemed to be the servants of and in the service of Owner and under Owner’s instructions (even if such pilots or tugboat personnel are in fact the servants of Charterer, its agents or any affiliated company); provided, however, that the foregoing indemnity shall not exceed the amount to which Owner would have been entitled to limit its liability if it had itself employed such pilots or tugboats.

22.	Super-Numeraries

(a)	Charterer may send up to two (2) representatives in the Vessel’s available accommodation upon any voyage made under this Time Charter Party. Owner shall provide Charterer’s representatives with provisions and all requisites as supplied to officers, except alcohol.

(b)	Charterer shall pay at the rate of fifteen dollars ($15) per day for each representative while on board the Vessel.

(c)	Owner may send its representatives upon any voyage made under this Time Charter Party at its own expense subject to Charterer’s consent, such consent not to be unreasonably withheld. For the purpose of Clause 19, Owner’s representatives shall be deemed members of the Vessel’s crew.

23.	Final Voyage

(a)	If, when a payment of Hire is due, Charterer reasonably expects to redeliver the Vessel before the next payment of Hire would fall due, the hire to be paid shall be assessed on Charterer’s reasonable estimate of the time necessary to complete Charterer’s program up to redelivery, and from which estimate Charterer may deduct amounts due or reasonably expected to become due for:

(i)	disbursements on Owner’s behalf or charges for Owner’s account pursuant to any provision of this Time Charter Party; and

(ii)	bunkers and LNG Heel on board at redelivery, pursuant to Clause 8.

(b)	No later than thirty (30) Days after redelivery, Owners and Charterers shall reconcile the amount paid pursuant to Clause 23(a) with the amount that was actually owed. If Charterer has overpaid, Owner shall refund the difference to Charterer, and if Charterer has underpaid it shall pay the amount outstanding to Owner.

(c)	If, at the time the Charter Period would otherwise end in accordance with Clause 6 the Vessel is on a ballast voyage to a port of redelivery or is upon a laden voyage, Charterer shall continue to have the use of the Vessel at the same rate and conditions as set out in this Time Charter Party for as long as necessary to complete such ballast voyage, or to complete such laden voyage and return to a port of redelivery as provided by this Time Charter Party, as the case may be (“Final Voyage”). However, Charterer acknowledges that Owner may refuse orders where it is self evident that the Final Voyage cannot be completed within the Charter Period.

24.	Loss of Vessel

(a)	Should the Vessel be lost, this Time Charter Party shall terminate and Hire shall cease to be payable at noon on the day of her loss.

(b)	Should the Vessel be a constructive total loss, this Time Charter Party shall terminate and Hire shall cease to be payable at noon on the day on which the Vessel’s insurance underwriters agree that the Vessel is a constructive total loss.

(c)	Should the Vessel be missing, this Time Charter Party shall terminate and Hire shall cease to be payable at noon on the day on which she was last heard of.

(d)	If Clause 24(a), (b), or (c) applies, Owner shall return any Hire paid in advance and not earned to Charterer and shall reimburse Charterer for the value of the estimated quantity of bunkers on board at the time of termination, at the price paid by Charterer at the last bunkering port.

25.	Off hire

(a)	On each and every occasion that there is loss of time (whether by interruption in the Vessel’s service, reduction in the Vessel’s performance, or in any other manner):

(i)	due to deficiency of personnel or stores; repairs; gas-freeing for repairs; time in and waiting to enter dry dock for repairs; breakdown (whether partial or total) of machinery, boilers or other parts of the Vessel or her equipment (including without limitation tank coatings); overhaul, maintenance or survey; collision, stranding, accident or damage to the Vessel; or from any other similar cause which prevents the efficient working of the Vessel; and such loss continues for more than three (3) consecutive hours (if resulting from interruption in the Vessel’s service) or cumulates to more than three (3) hours (if resulting from partial loss of service);

(ii)	due to industrial action, refusal to sail, breach of orders or neglect of duty on the part of the Master, officers or crew;

(iii)	for the purpose of obtaining medical advice or treatment for or landing any sick or injured person (other than a Charterer’s representative carried under Clause 22) or for the purpose of landing the body of any person (other than a Charterer’s representative), and such loss continues for more than three (3) consecutive hours;

(iv)	due to any delay in quarantine arising from the Master, officers or crew having had communication with the shore at any infected area without the written consent or instructions of Charterer or its agents, or to any detention by customs or other authorities caused by smuggling or other infraction of local law on the part of the Master, officers, or crew;

(v)	due to detention of the Vessel by authorities at home or abroad attributable to legal action against or breach of regulations by the Vessel, or Owner (unless brought about by the act or neglect of Charterer);

(vi)	due to pre-docking and repair procedure including warming, gas freeing and inerting;

(vii)	due to scheduled dry docking and maintenance, maintaining, overhauling, repairing or dry docking the Vessel and submitting her for survey; waiting for any of the aforesaid purposes; proceeding to or from, and whilst at, any port or place for any of the aforesaid purposes;

(viii)	due to post-docking or repair procedure including inerting, gassing and cooling in excess of that undertaken for normal loading; or

(ix)	due to any other circumstances where the Vessel is off hire under this Time Charter Party,

then without prejudice to Charterer’s rights under any provision of this Time Charter Party or otherwise, the Vessel shall be off hire, and Hire shall not be payable, from the commencement of such loss of time until she is again ready and in an efficient state to resume her service from a position not less favourable to Charterer than that at which such loss of time commenced; provided, however, that any service given or distance made good by the Vessel whilst off hire shall be taken into account in assessing the amount to be deducted from Hire.

(b)	If the Vessel fails to proceed at any Guaranteed Speed pursuant to Clause 29 and Appendix C, and such failure arises wholly or partly from any of the causes set out in Clause 25(a), then the following provisions shall apply:

(i)	if the Vessel is unable to maintain a speed of at least eighty five percent (85%) of the Guaranteed Speed under Clause 29 in wind and sea state not exceeding Beaufort Force 5, provided that none of the Restricted Periods are applicable, Charterer shall have the option to place the Vessel off hire and Hire shall not be payable during the period that the Vessel is off hire. Any distance made good by the Vessel whilst off hire shall be taken into account in assessing the amount to be deducted from Hire;

(ii)	except where Charterer has placed the Vessel off hire pursuant to Clause 25(b)(i), failure of the Vessel to proceed at any Guaranteed Speed shall be dealt with under Clause 29 and Appendix C and the Vessel will not be off hire under this Clause 25.

(c)	Further and without prejudice to the foregoing, in the event of the Vessel deviating (which expression includes without limitation putting back, or putting into any port other than that to which she is bound under the instructions of Charterer) for any cause or purpose mentioned in Clause 25(a), the Vessel shall be off hire and Hire shall not be payable from the commencement of such deviation until the time when she is again ready and in an efficient state to resume her service from a position not less favourable to Charterer than that at which the deviation commenced, provided, however, that any service given or distance made good by the Vessel whilst so off hire shall be taken into account in assessing the amount to be deducted from Hire. If the Vessel, for any cause or purpose mentioned in Clause 25(a), puts into any port other than the port to which she is bound on the instructions of Charterer, the port charges, pilotage and other expenses at such port shall be borne by Owner. Should the Vessel be driven into any port or anchorage by stress of weather, Hire shall continue to be due and payable during any time lost thereby.

(d)	Provided that the approval of Charterer has first been obtained, which approval shall not be unreasonably withheld, Owner undertakes that all cleaning of boilers and overhauling of engines (“Maintenance and Repair”) shall be carried out as far as safe and possible concurrently with performance of the services provided under this Time Charter Party. Any time lost with the Maintenance and Repair shall be considered off-hire. Owner shall immediately inform Charterer of any delays to the redelivery of the Vessel as a result of the Maintenance and Repair.

(e)	If the Vessel’s flag state becomes engaged in hostilities, and Charterer in consequence of such hostilities finds it commercially impracticable to employ the Vessel and has given Owner written notice thereof then from the date of receipt by Owner of such notice until the termination of such commercial impracticability the Vessel shall be off hire and Hire shall not be payable, and Owner shall have the right to employ the Vessel on its own account.

(f)	Time during which the Vessel is off hire under this Time Charter Party shall count as part of the Charter Period except where Charterer exercises the Off Hire Extension Option pursuant to Clause 6(c).

(g)	If as a consequence of any cause or purpose mentioned in this Clause 25 or in Clause 20(c), the Vessel presents for loading with tank temperatures other than that which would otherwise allow bulk loading to commence within thirty (30) minutes after cooling of the loading arms, any time lost as a consequence thereof, including without limitation any time lost in additional cooling of tanks prior to loading shall count as off hire, Hire shall not be payable during that time and the cost of any LNG supplied for such additional cooling shall be paid for by Owner at the LNG Price.

(h)	If any LNG is lost as Boil-Off during periods of off hire, Owner shall reimburse Charterer for the LNG lost at the LNG Price. Where accurate measurement of LNG lost as Boil-Off during any such off hire period is impossible for whatever reason, the LNG lost as Boil-Off shall be assumed to have occurred at a constant rate equal to that obtained by measurement between official gaugings of the cargo in question in accordance with Appendix C Article 8(b). Where, due to the off hire occurring during a ballast passage, all LNG Heel is lost as Boil-Off prior to the Vessel next commencing to load, such Boil-Off shall be deemed to have occurred at a constant rate equal to that which occurred during the Vessel’s last previous ballast voyage.

(i)	In the event that the Vessel is off hire for any reason other than in connection with periodical dry docking pursuant to Clause 27 for any period in excess of ninety (90) consecutive days or exceeding ***** days in any period of three hundred and sixty five (365) days, Charterer shall have the option to terminate this Time Charter Party by giving written notice with effect from any date stated in such notice provided that the Vessel is free of cargo (other than LNG Heel) at the time when such notice becomes effective. This Clause 25(i) is without prejudice to any other rights or obligations of Owner or Charterer under this Time Charter Party. For the purposes of this Clause 25(i), in the event of partial loss of service, the period of off hire shall be the total period during which the Vessel is not fully efficient, rather than the resulting loss of time.

26.	Ship to Ship Transfers

(a)	Charterer may request Owner to perform a transhipment of the cargo or any part of it from ship to ship (“STS Transfer”) and Owner shall perform such an operation:

(i)	provided the proposed vessel, terminal, or facility, to or from which the cargo or part of it is to be transhipped, and any contractors proposed to assist in the conduct of the STS Transfer operation, are approved by Owner, acting reasonably; and

(ii)	unless, acting reasonably, Owner considers the proposed transhipment operation to be one which cannot be conducted safely taking into account considerations of the safety of the crew, environment, cargo, and/or Vessel.

(b)	If the cargo is transhipped, the transhipment operation shall be carried out in accordance with the latest recommendations for STS Transfer operations of the relevant industry bodies including ICS, OCIMF and SIGTTO, and any procedures reasonably required by Charterer. Owner shall permit, at Charterer’s expense, up to five (5) representatives of Charterer to attend on board to observe STS Transfer operations, although such operation will always be carried out by, and be the responsibility of, Owner.

(c)	All additional costs beyond conventional operations related to such STS Transfer operations shall be for Charterer’s account. Such costs include, but are not limited to supply or rent of additional equipment (e.g. cryogenic hoses, saddles, or reducers), additional insurances and additional services (e.g. tugs) that may be required.

27.	Periodical Drydocking

(a)	Owner has the right and obligation to drydock the Vessel at regular intervals. Such drydocking shall not take place more frequently than once every five (5) years. Drydocking shall only be undertaken between May and September, inclusive.

(b)	If Owner intends to drydock the Vessel, Owner shall provide Charterer with not less than twelve (12) months’ notice of the proposed date that drydocking will be carried out. Charterer shall propose a port for such periodical drydocking (“Charterer’s Proposed Drydocking Port”) and shall take all reasonable steps to make the Vessel available as near to the proposed date as practicable.

(c)	Owner shall put the Vessel in drydock at its own expense as soon as practicable after Charterer places the Vessel at Owner’s disposal in Gas Free condition.

(d)	If periodical drydocking is carried out in the Charterer’s Proposed Drydocking Port (which must have suitable accommodation for the purpose and reception facilities for tank washings and residues), the Vessel shall be off hire and Hire shall not be payable from the time she arrives at such port until drydocking is completed and she is in every way ready to resume Charterer’s service and is at the position at which she went off hire, or a position no less favourable to Charterer, whichever she first attains.

(e)	Provided that Owner exercises due diligence in gas-freeing, any time lost in gas-freeing to the standard required for entry into drydock for cleaning and painting the hull shall not count as off hire, whether such time is lost on passage to the drydocking port or after arrival there (notwithstanding Clause 25). Any additional time lost in further gas-freeing to meet the standard required for hot work or entry to cargo tanks shall count as off hire and Hire shall not be payable in respect of that time, whether time is lost on passage to the drydocking port or after arrival there.

(f)	Any time which, but for Clause 27(e), would be off hire, shall not be included in any calculation under Appendix C.

(g)	The expenses of gas freeing, including without limitation the cost of bunkers, shall be for Owner’s account.

(h)	Any natural gas vapour lost in gas freeing for the purpose of drydocking shall be for Charterer’s account, provided that during the last discharge prior to drydocking Owner shall use its reasonable endeavours to pump out the maximum amount of cargo, including LNG Heel.

(i)	If Owner requires the Vessel, instead of proceeding to Charterer’s Proposed Drydocking Port, to carry out periodical drydocking at a port selected by Owner (“Owner’s Selected Drydocking Port”), the Vessel shall be off hire and Hire shall not be payable from the time she is released to proceed to Owner’s Selected Drydocking Port until she next presents for loading in accordance with Charterer’s instructions, provided, however, that Charterer shall credit Owner with the time which would have been taken on passage at the Service Speed had the Vessel not proceeded to drydock. All Fuel consumed while proceeding to and from Owner’s Selected Drydocking Port shall be paid for by Owner, but Charterer shall credit Owner with the value of the Fuel which would have been used on such notional passage calculated at the guaranteed daily consumption for the Service Speed.

28.	Ship Inspection

(a)	Charterer shall have the right to inspect or audit the Vessel prior to and at any time during the Charter Period (“Inspection Right”). However, if Charterer wishes to inspect or audit the Vessel prior to the Charter Period such inspection or audit will be subject to (i) the consent of the current charterer of the Vessel and (ii) Charterer giving reasonable prior notice to the Owner. Charterer may inspect or audit the Vessel at Charterer’s convenience and at Charterer’s time and expense. Any inspection carried out by Charterer shall be made without interference with or hindrance to the Vessel’s safe and efficient operation.

(b)	Owner shall afford Charterer with all necessary co-operation and accommodation on board during such inspection or audit, provided, however that:

(i)	neither the exercise nor the non-exercise, nor anything done or not done in the exercise or non-exercise by Charterer of its Inspection Right shall in any way reduce the Master’s or Owner’s authority over, or responsibility to Charterer or third parties, for the Vessel and every aspect of her operation, nor increase Charterer’s responsibilities to Owner or third parties for the same;

(ii)	Charterer shall not be liable for any act, neglect or default by itself, its servants or agents in the exercise or non-exercise of its Inspection Right;

(iii)	any cost incurred by such inspection or audit shall be for Charterer’s account provided such costs have been disclosed to and approved by Charterer in advance;

(iv)	any inspection or audit carried out by Charterer shall be made without interference with or hindrance to the Vessel’s safe and efficient operation, and shall be limited to a maximum of two (2) persons; and

(v)	any overnight stays shall be subject to Clause 22.

29.	Key Vessel Performance Criteria

Subject to Appendix C, Owner guarantees that:

(a)	the Laden Service Speed shall be ***** knots;

(b)	the Ballast Service Speed shall be ***** knots;

(c)	the Minimum Speed shall be ***** knots;

(d)	the Vessel shall be capable of loading and discharging the cargo as follows:

(i)	a full cargo may be loaded within 12 hours if the Vessel’s cargo tanks are as cold or colder than the tank design temperature for commencement of loading, excluding the time for connecting, disconnecting, cooling down, topping up and custody transfer measurement, and provided that the loading terminal is capable of pumping at least 12,292 cubic meters of LNG per hour to the Vessel at not less than 2.0 bar (gauge) pressure at the flange connection between ship and terminal utilising a minimum of three (3) liquid loading arms, and provided that the terminal is capable of receiving all return vapour from the Vessel that may be generated when loading the Vessel at the flow rate of LNG specified in this Clause 29(d)(i);

(ii)	a full cargo may be discharged within 12 hours using three liquid manifolds and one vapour manifold, excluding the time for connecting, disconnecting, cooling down, starting up pumps, ramping up, and ramping down for stripping at end of discharge and custody transfer measurement, and provided that the discharge terminal is capable of receiving LNG at a rate of at least 12,292 cubic meters of LNG per hour with a back pressure at the flange connection between ship and terminal not exceeding 100 metres of liquid LNG of specific gravity of zero point four seven (0.47) utilising a minimum of three (3) liquid unloading arms. The terminal must also be capable of providing sufficient return vapour to the Vessel to compensate for the displacement of the LNG being discharged from the Vessel;

(e)	the Vessel’s guaranteed maximum Fuel consumption shall be:

*****

(f)	the Fuel Oil Equivalent factor shall be 0.475 metric tonne Fuel Oil equals one (1) cubic meter of LNG;

(g)	the maximum laden Boil-Off shall be zero point one five percent percent (0.15%) per Day of the Cargo Capacity on fully laden sea passages (or pro-rated by the ratio of volumetric cargo loaded to cargo capacity if all tanks are not used);

(h)	the maximum ballast Boil-Off shall be zero point one five percent percent (0.15%) per Day of the cargo capacity where the previous sea passage was fully laden (or pro-rated by the ratio of the number of tanks previously used to the total number of cargo tanks if all tanks were not utilised for the carriage of cargo on the previous laden passage).

(i)	Owner shall be deemed to have complied with the guarantees set out in this Clause 29 in relation to maximum levels of Boil-Off, Fuel consumption and guaranteed speed for any Day:

(i)	when the Vessel proceeds in wind force exceeding Beaufort Force 5 for more than twelve (12) hours continuously, or for an aggregate period of more than twelve (12) hours noon to noon;

(ii)	if Charterer has elected not to clean the hull and/or propeller, as required in this Time Charter Party; or

(iii)	if, on Charterer’s instructions, the Vessel vents, dumps steam or force vaporises LNG.

30.	Salvage

(a)	Subject to the provisions of Clause 25, all loss of time and all expenses (excluding any damage to or loss of the Vessel or tortious liabilities to third parties) incurred in saving or attempting to save life or in successful or unsuccessful attempts at salvage shall be borne equally by Owner and Charterer provided that Charterer shall not be liable to contribute towards any salvage payable by Owner arising in any way out of services rendered under this Clause 30.

(b)	All salvage and all proceeds from derelicts shall be divided equally between Owner and Charterer after deducting the Master’s, officers’ and crew’s share.

31.	Lien

(a)	Owner shall have a lien upon all cargoes and all freights, sub-freights and demurrage for any amounts due under this Time Charter Party.

(b)	Charterer shall have a lien on the Vessel for all monies paid in advance and not earned, and for all claims for damages arising from any breach by Owner of this Time Charter Party.

32.	Exceptions

(a)

The Vessel, her Master and Owner shall not, unless otherwise in this Time Charter Party expressly provided, be liable for any loss or damage or delay or failure arising or resulting from any act, neglect or default of the Master, pilots, mariners or other servants of Owner in the navigation or management of the Vessel; fire, unless caused by the actual fault or privity of Owner; collision or stranding; dangers and accidents of the sea; explosion, bursting of boilers, breakage of shafts or any latent defect in hull, equipment or machinery; provided, however, that Clauses 3, 4, 5 or 29, shall be unaffected by the foregoing. Further, neither the Vessel, her Master or Owner, nor Charterer shall, unless otherwise in this Time Charter Party expressly provided, be liable for any loss or damage or delay or failure in performance hereunder arising or resulting from act of God, act of war, seizure under legal process, quarantine restrictions, strikes, lock-outs, riots, restraints of labour, civil commotions or arrest or restraint of princes, rulers or people.

(b)	The Vessel shall have liberty to sail with or without pilots, to tow or go to the assistance of Vessels in distress and to deviate for the purpose of saving life or property.

(c)	Clause 32(a) shall not apply to, or affect any liability of Owner or the Vessel or any other relevant person in respect of:

(i)	loss or damage caused to any berth, jetty, dock, dolphin, buoy, mooring line, pipe or crane or other works or equipment whatsoever at or near any place to which the Vessel may proceed under this Time Charter Party, whether or not such works or equipment belong to Charterer; or

(ii)	any claim (whether brought by Charterer or any other person) arising out of any loss of or damage to or in connection with cargo. Any such claim shall be subject to the Hague-Visby Rules or the Hague Rules or the Hamburg Rules, as the case may be, which ought pursuant to Clause 42 to have been incorporated in the relevant Bill of Lading (whether or not such Rules were so incorporated) or, if no such Bill of Lading is issued, to the Hague-Visby Rules unless the Hamburg Rules compulsorily apply in which case to the Hamburg Rules.

(d)	In particular and without limitation, Clauses 32(a), (b) and (c) shall not apply to or in any way affect any provision in this Time Charter Party relating to off hire or to reduction of hire or Boil-Off or bunkers consumed during periods of off hire.

33.	Injurious Cargoes

(a)	No acids, explosives or cargoes injurious to the Vessel shall be shipped. If such a cargo is shipped, any damage to the Vessel caused by the shipment and the time taken to repair such damage shall be borne by Charterer.

(b)	No voyage shall be undertaken, nor any goods or cargoes loaded, that would expose the Vessel to capture or seizure by rulers or governments.

34.	Disbursements

Should the Master require advances for ordinary disbursements up to a cap of twenty-five thousand dollars ($25,000) at any port, Charterer or its agent shall make such advances to him, in consideration of which Owner shall pay a commission of two point five percent (2.5%). All such advances and commission shall be deducted from Hire.

35.	Laying-up

Charterer may, with Owner’s consent, require Owner to lay up the Vessel at a safe place nominated by Charterer, taking into account questions of maintenance, access and security and always subject to Clause 7. If the Vessel is laid up pursuant to this Clause 35 Hire shall be adjusted to reflect any net increases in expenditure reasonably incurred or any net saving which should reasonably be made by Owner as a result of such lay up. There is no limit to the number of times Charterer may require Owner to lay up the Vessel during the Charter Period.

36.	Requisition

Should the Vessel be requisitioned by any government, de facto or de jure, during the period of this Time Charter Party, the Vessel shall be off hire and Hire shall not be payable by the Charterer during the period of such requisition. Any hire paid by such governments in respect of such requisition period shall be for Owner’s account. Any such requisition period shall count as part of the Charter Period.

37.	Outbreak of War

If war or hostilities break out between any two (2) or more of:

(a)	United States of America;

(b)	the Russian Federation;

(c)	France;

(d)	Peoples Republic of China;

(e)	United Kingdom; and

(f)	the country that the Vessel is registered in,

then both Owner and Charterer shall have the right to terminate this Time Charter Party without incurring any liability, provided that such war or hostilities materially and adversely affect the trading of the Vessel for a period of at least sixty (60) days.

38.	Additional War Expenses

(a)	If the Vessel is ordered to trade in areas where there is war (de facto or de jure) or threat of war, Charterer shall reimburse Owner for any additional insurance premiums, crew bonuses and other expenses which are reasonably incurred by Owner as a consequence of such orders, provided that:

(i)	Charterer is given notice of such expenses as soon as practicable and in any event before such expenses are incurred; and

(ii)	Owner obtains from its insurers a waiver of any subrogated rights against Charterer in respect of any claims by Owner under its war risk insurance arising out of compliance with such orders, provided such waiver is permitted by the respective insurer’s normal commercial terms.

(b)	Any payments due from Charterer under this Clause 38 will only be made against proven documentation. Any discount or rebate refunded to Owner in respect of additional war risk insurance premium shall be passed on to Charterer.

39.	War Risks

(a)	The Master shall not be required or bound to sign Bills of Lading for any place which in his or Owner’s reasonable opinion is dangerous or impossible for the Vessel to enter or reach due to any blockade, war, hostilities, warlike operations, civil war, civil commotions, revolutions, acts of piracy, acts of terrorists, acts of hostility or malicious damage.
(b)	If, in the reasonable opinion of the Master or Owner it becomes, for any of the reasons set out in Clause 39(a) or by the operation of international law, dangerous, impossible or prohibited for the Vessel to reach or enter, or to load or discharge cargo at, any place to which the Vessel has been ordered pursuant to this Time Charter Party (a “Place of Peril”), then Charterer or its agent shall be immediately notified in writing or by radio messages, and Charterer shall have the right to order the cargo, or such part of it as may be affected, to be loaded or discharged, as the case may be, at any other place within the trading limits set out in this Time Charter Party (provided such other place is not itself a Place of Peril). If any place of discharge is or becomes a Place of Peril, and no orders have been received from Charterer or its agent within forty eight (48) hours after dispatch of such messages, then Owner shall be at liberty to discharge the cargo or such part of it as may be affected at any place which it or the Master may in its or his discretion select within the trading limits set out in this Time Charter Party, and such discharge shall be deemed to be due fulfilment of Owner’s obligations under this Time Charter Party so far as cargo so discharged is concerned.

(c)	The Vessel shall have liberty to comply with any directions or recommendations as to departure, arrival, routes, ports of call, stoppages, destinations, zones, waters, delivery or in any other matter whatsoever given by:

(i)	the government of the state under whose flag the Vessel sails or any other government or local authority, or any person or body acting or purporting to act as or with the authority of any such government or local authority, including any de facto government or local authority or by any person or body acting or purporting to act as or with the authority of any such government or local authority; or

(ii)	any committee or person having under the terms of the war risks insurance on the Vessel the right to give any such directions or recommendations.

(d)

If, by reason of or in compliance with any direction or recommendation in accordance with this Clause 39 anything is done or is not done, such shall not be deemed a deviation. If by reason of or in compliance with any such direction or recommendation the Vessel does not proceed to any place of discharge to which she has been ordered pursuant to this Time Charter Party, the Vessel may proceed to any place which the Master or Owner in his or its discretion select and there discharge the cargo or such part of it as may be affected. Such discharge shall be deemed to be due fulfilment of Owner’s obligations under this Time Charter Party so far as cargo so discharged is concerned.

(e)	Charterer shall procure that all Bills of Lading shall contain provisions equivalent to this Clause 39.

40.	Both to Blame Collision Clause

(a)	If the liability for any collision in which the Vessel is involved while performing this charter falls to be determined in accordance with the laws of the United States of America, the following provision shall apply:

If the Vessel comes into collision with another ship as a result of the negligence of the other ship and any act, neglect or default of the Master, mariner, pilot or the servants of the carrier in the navigation or in the management of the Vessel, the owner of the cargo carried hereunder will indemnify the carrier against all loss or liability to the other or non-carrying ship or her owner in so far as such loss or liability represents loss of, or damage to, or any claim whatsoever of the owner of the said cargo, paid or payable by the other or non-carrying ship or her owner to the owner of the said cargo and set off, recouped or recovered by the other or non-carrying ship or her owner as part of their claim against the carrying ship or carrier. The foregoing provisions shall also apply where the Owner, operators or those in charge of any ship or ships or objects other than, or in addition to, the colliding ships or objects are at fault in respect of a collision or contact.

(b)	Charterer shall procure that all Bills of Lading shall contain a provision in the foregoing terms to be applicable where the liability for any collision in which the Vessel is involved falls to be determined in accordance with the laws of the United States of America.

41.	New Jason Clause

(a)	General average contributions shall be payable according to York/Antwerp Rules 1994, as amended from time to time, and shall, as a general rule, be adjusted in London in accordance with English law and practice. Should adjustment be made in accordance with the law and practice of the United States of America, the following provision shall apply:

In the event of accident, danger, damage or disaster before or after the commencement of the voyage, resulting from any cause whatsoever, whether due to negligence or not, for which, or for the consequence of which, the carrier is not responsible by statute, contract or otherwise, the cargo, shippers, consignees or Owner of the cargo shall contribute with the carrier in general average to the payment of any sacrifices, losses or expenses of a general average nature that may be made or incurred and shall pay salvage and special charges incurred in respect of the cargo.

If a salving ship is owned or operated by the carrier, salvage shall be paid for as fully as if the said salving ship or ships belonged to strangers. Such deposit as the carrier or his agents may deem sufficient to cover the estimated contribution of the cargo and any salvage and special charges thereon shall, if required, be made by the cargo, shippers, consignees or owner of the cargo to the carrier before delivery.

(b)	Charterer shall procure that all Bills of Lading shall contain a provision in the foregoing terms, to be applicable where adjustment of general average is made in accordance with the laws and practice of the United States of America.

42.	Clause Paramount

Charterer shall procure that all Bills of Lading shall contain the following:

(a)	Subject to sub-clause (b) or (c) hereof, this Bill of Lading shall be governed by, and have effect subject to, the rules contained in the International Convention for the Unification of Certain Rules relating to Bills of Lading signed at Brussels on 25 August 1924 (hereafter the “Hague Rules”) as amended by the Protocol signed at Brussels on 23 February 1968 (hereafter the “Hague-Visby Rules”). Nothing contained herein shall be deemed to be either a surrender by the carrier of any of his rights or immunities or any increase of any of his responsibilities or liabilities under the Hague-Visby Rules.

(b)	If there is governing legislation which applies the Hague Rules compulsorily to this Bill of Lading, to the exclusion of the Hague-Visby Rules, then this Bill of Lading shall have effect subject to the Hague Rules. Nothing therein contained shall be deemed to be either a surrender by the carrier of any of his rights or immunities or an increase of any of his responsibilities or liabilities under the Hague Rules.

(c)	If there is governing legislation which applies the United Nations Convention on the Carriage of Goods by Sea 1978 (hereafter the “Hamburg Rules”) compulsorily to this Bill of Lading, to the exclusion of the Hague-Visby Rules, then this Bill of Lading shall have effect subject to the Hamburg Rules. Nothing therein contained shall be deemed to be either a surrender by the carrier of any of his rights or immunities or an increase of any of his responsibilities or liabilities under the Hamburg Rules.

(d)	If any term of this Bill of Lading is repugnant to the Hague-Visby Rules, or Hague Rules, or Hamburg Rules, as applicable, such term shall be void to that extent but no further.

(e)	Nothing in this Bill of Lading shall be construed as in any way restricting, excluding or waiving the right of any relevant party or person to limit his liability under any available legislation and/or law.

43.	Insurance/ITOPF

(a)	Owner warrants that the Vessel is now, and will, throughout the Charter Period:

(i)	be owned or demise chartered by a member of the International Tanker Owners Pollution Federation Limited;

(ii)	be properly entered in the North of England P&I Club, being a member of the International Group of P&I Clubs;

(iii)	have in place insurance cover for oil pollution for the maximum available through the International Group of P&I Clubs but always a minimum of one thousand million dollars ($1,000,000,000); and

(iv)	have in full force and effect hull and machinery insurance placed through reputable brokers on Institute Time Clauses to a value as would be procured by a first class operator of similar such vessels.

(b)	If Charterer requests, Owner will provide, within a reasonable time, documented evidence of compliance with the warranties given in this Clause 43.

(c)	If Social Responsibility Insurance is required for entry into or discharge at a Japanese port, Charterer shall bear the cost of such insurance.

44.	Business Principles

(a)	No Party nor its directors, officers, employees, agents, contractors subcontractors, sub-charterers, or their respective employees or agents shall make or offer to make any payment or give anything of value to any official of any government or public international organization including any officer or employee of any government department, agency or instrumentality to influence his or its decision, or to gain any other advantage for any Party in connection with the business contemplated under this Time Charter Party, nor shall any Party nor its employees, agents, subcontractors or their respective agents or employees receive any commission, fee, rebate, gift or entertainment of significant cost or value in connection with this Time Charter Party without prior written notification to the other Party.

(b)	The Parties and their respective directors, officers, employees, agents, contractors, subcontractors, sub-charterers, and their respective employees or agents shall at all times comply with all applicable laws, regulations, rules and requirements of the United Kingdom, the European Union, the United States of America and of any other relevant jurisdiction relating to anti-bribery and anti-money laundering, and shall each respectively take no action which would subject the other Party to fines, penalties or any other liability under such laws, regulations, rules or requirements or to a reputational harm. Any Party shall immediately notify the other Party of any violation of this Clause 44. If a Party or a Party’s director, officer, employee, agent, contractor, subcontractor, sub-charterer or any of their respective employees or agents has made a payment or received a benefit of the type specified in this Clause 44, that Party shall indemnify the other Party for any costs and penalties it may incur as a result of such Party’s action.

(c)	Either Party shall be entitled to terminate this Agreement by written notice to the other, without incurring any liability, if, in the Party’s reasonable judgment, the other Party is in breach of any of the obligations in this Clause 44.

45.	Drugs and Alcohol

Owner warrants that:

(a)	it has in force an active policy covering the Vessel which meets or exceeds the standards set out in the OCIMF Guidelines for the Control of Drugs and Alcohol On Board Ship, June 1995;

(b)	the policy referred to in Clause 45(a) shall remain in force throughout the Charter Period; and

(c)	it shall exercise due diligence to ensure the policy referred to in Clause 45(a) is complied with.

46.	Pollution and Emergency Response

The organisational details and names of personnel, together with their relevant telephone/facsimile/e-mail/telex numbers, including the names and contact details of Qualified Individuals for OPA 90 response, who may be contacted on a twenty four (24) hour basis in the event of oil spills or emergencies for each Party are set out below. The Parties will ensure that these contact details are updated as necessary.

Notice to Owner’s Pollution and Emergency Response Department:

Marine Operations Co-ordinator

Office Tel: *****

Mob: *****

Home Phone: *****

Designated Person Ashore

Office Tel: *****

Mob: *****

Home Phone: *****

Office Email: *****

Office Telex: *****

Office Fax: *****

Qualified Individual Contact Details:

O’BRIENS OIL POLLUTION SERVICE INC. (OOPS)

Emergency:

Tel: *****

Fax: *****

Tlx: *****

*****

Oil Spill Response Organization (OSRO):

NATIONAL RESPONSE CORPORATION (NRC)

Tel: *****

Fax: *****

Email: *****

Salvage Company:

DONJON-SMIT

Tel: *****

Fax: *****

Email: *****

Notice to Charterer’s Pollution and Emergency Response Department:

Attn: Duty Manager, Braemar Howells Ltd

Address: 3 Stockwell Centre, Stephenson Way, Crawley, West Sussex RH10 1TN, United Kingdom.

Tel: *****

Tel: *****

E-Mail: *****

cc: *****

cc: *****

cc: *****

47.	Ballast Water at *****

(a)	***** Port Stringent Regulations approved by the ***** require the Vessel to arrive at ***** Port with clean ballast in segregated ballast tanks.

(b)	Only clean ballast water from segregated ballast tanks may be discharged overboard in ***** port, and only after inspection and approval by the Charterer’s representative.

(c)	The Vessel shall carry a Ballast Water Management Plan that meets the requirements of IMO Resolution A.868 (20) – Guidelines for the Control and Management of Ship’s Ballast Water to Minimize the Transfer of Harmful Aquatic Organisms and Pathogens.

(d)	Prior to arrival at the ***** Port, full exchange of ballast water in accordance with IMO Resolution A.868 (20) shall be carried out at a distance not closer than fifty (50) nautical miles from the nearest coast and in a water depth of more than two hundred (200) meters.

(e)	Prior to arrival at the ***** Port the Master of the Vessel shall provide Charterer with the ballast water exchange records.

(f)	Ballast water sampling and analysis shall be carried out by Charterer’s representative before loading operations commence.

48.	ISPS Code and US MTSA 2002

(a)	This clause 48 makes reference to the International Code for the Security of Ships and of Port Facilities and the relevant amendments to Chapter XI of SOLAS (“ISPS Code”) and the US Maritime Transportation Security Act 2002 (“MTSA”).

(b)	During the Charter Period, Owner shall procure that both the Vessel and “the Company” (as defined by the ISPS Code) and the “owner” (as defined by the MTSA) shall comply with the requirements of the ISPS Code relating to the Vessel and “the Company” and the requirements of MTSA relating to the Vessel and the “owner”. Upon request Owner shall provide documentary evidence of compliance with this Clause 48(b).

(c)	Except as otherwise provided in this Time Charter Party, loss, damage, expense or delay caused by failure on the part of Owner or “the Company”/“owner” to comply with the requirements of the ISPS Code and MTSA or this Clause shall be for Owner’s account.

(d)	Except as otherwise provided in this Time Charter Party, loss, damage, expense or delay, caused by failure on the part of Charterer to comply with this Clause 48 shall be for Charterer’s account.

(e)	Notwithstanding anything else contained in this Time Charter Party, costs or expenses related to security regulations or measures required by the port facility or any relevant authority in accordance with the ISPS Code and MTSA including, but not limited to, security guards, launch services, tug escorts, port security fees or taxes and inspections, shall be for Charterer’s account, unless such costs or expenses result solely from Owner’s negligence, in which case such costs or expenses shall be for Owner’s account. All measures required by Owner to comply with the security plan required by the ISPS Code and MTSA shall be for Owner’s account.

(f)	Notwithstanding any other provision of this Time Charter Party, the Vessel shall not be off hire where there is a loss of time caused by Charterer’s failure to comply with the ISPS Code or MTSA.

(g)	If either Party makes any payment, which is for the other Party’s account according to this Clause, the other Party shall indemnify the paying Party.

49.	Piracy

(a)	If the Vessel proceeds to or through an area in which there is a current risk of piracy verified by a competent international authority Owner shall at all times adhere to the latest version of Best Management Practices (“BMP”) (including with respect to routing), and Owner shall be entitled:

(i)	to take reasonable preventative measures to protect the Vessel, her crew and cargo by proceeding in convoy, using escorts, avoiding day or night navigation, adjusting speed or course;

(ii)	to follow any orders given by the flag state, any governmental or supra governmental organization; and

(iii)	where there is an actual, imminent act of piracy, and only after giving Charterers reasonable advance notice, to take a safe and reasonable alternative route in place of the normal, direct or intended route to the next port of call, provided that such alternative route does not, in the case of the Gulf of Aden, physically extend beyond the transit of the Gulf of Aden in which case Owner shall give Charterer reasonable advance notice of the alternative route, an estimate of time and bunker consumption and a revised estimated time of arrival.

(b)	Subject to Clause 49(e), Charterer shall pay Owner’s reasonable, documented costs and expenses arising out of actual or threatened acts of piracy or any preventive or other measures taken by Owner pursuant to Clause 49(a)(i) in respect of any additional hull and machinery, or, if applicable, war risks insurance premiums or additional, reasonable and contractual crew costs.

(c)	The Vessel shall remain on hire for any time lost taking the measures referred to in Clause 49(a).

(d)	Where, notwithstanding the taking of any of the measures referred to in Clause 49(a), and where not caused by a lack of due diligence on Owner’s part, and where Charterer has not exercised the option to require Owner to purchase off hire insurance pursuant to Clause 49(e) below, the Vessel is captured by pirates, Hire shall be payable at one hundred percent (100%) of the hire rate for the duration of any such capture.

(e)	Charterer shall have the option, where the Vessel is scheduled to transit the Gulf of Aden or other areas of known piracy risk, to require Owner to either:

(i)	extend existing war risk insurance; or

(ii)	purchase off hire insurance,

which in either case will cover loss of Hire, the cost of which shall be reimbursed by Charterer to Owner, provided always that:

(iii)	the extension to existing war risk insurance or the off hire insurance is obtainable on normal commercial terms and Owner obtains from its insurers a waiver of any subrogated rights against Charterer in respect of any claims by Owner under the foregoing insurances arising out of compliance with Charterer’s orders;

(iv)	the terms of cover and cost have been disclosed to, and agreed to by, Charterer prior to the purchase of such insurance; and

(v)	following the exercise of such option, the Vessel shall be off hire, and Hire shall not be payable by Charterer, for any time lost as a result of a capture by pirates.

(f)	The safety and protection of the Vessel and her crew is Owners’s obligation and it is for Owner to determine the level of threat and the measures considered appropriate to discharge that obligation. If Owner deploys government-supplied military armed guards or private armed guards, then it is an express condition of this Time Charter Party that Owners will, on a voyage-by-voyage basis:

(i)	give Charterer advance notice of such intended deployment as soon as reasonably practicable but not less than five (5) days before such deployment and throughout such voyage, Owners will adhere to the response submitted in the vessel security questionnaire;

(ii)	confirm in advance of deployment that such deployment has been notified to Owner’s P&I and war risks underwriters without objection (and provide evidence, satisfactory to Charterers, of Owner’s exchanges with underwriters);

(iii)	ensure in advance of, and throughout, any deployment that such deployment complies with all flag state requirements, laws of the flag state, and any other applicable laws; and

(iv)	continue to adhere to the latest BMP.

(g)	All reasonable costs and expenses directly associated with the deployment of government-supplied military armed guards and/or private armed guards and/or unarmed guards shall be paid by Owner and reimbursed by Charterer and subject always to Owner supplying documentary evidence of such total costs. Save as aforesaid, Owner will indemnify and hold Charterer harmless against all claims, liabilities, costs and expenses of whatsoever nature which arise directly in connection with the deployment of government-supplied military armed guards and/or private armed guards and/or unarmed guards.

50.	Sub-letting/Assignment/Novation

(a)	Charterer may sub-let the Vessel, but shall always remain responsible to Owner for due fulfilment of this Time Charter Party.

(b)	Charterer may assign or novate this Time Charter Party to another entity within the Gazprom Group subject to Owner’s approval, which shall not be unreasonably withheld or delayed, but shall always remain responsible to Charterer for due fulfillment of this Time Charter Party.

(c)	Notwithstanding anything to the contrary in this Time Charter Party, Owners may assign or novate this charter to Vessel’s financiers subject to Charterers approval, which shall not be unreasonably withheld or delayed, but shall always remain responsible to Charterers for due fulfillment of this charter.

51.	Confidentiality

(a)	Subject to Clause 51(b), each of the Parties agrees to keep any terms and conditions of this Time Charter Party and all data, reports, records and other information of any kind whatsoever, disclosed to or acquired by such Party in connection with this Time Charter Party or the negotiation or performance thereof (the “Confidential Information”) confidential.

(b)	Each Party may disclose Confidential Information:

(i)	through a press release in the form agreed with the other party and on a date agreed with the other party, notifying, in general terms only, the execution of the Charter;

(ii)	where reasonably required to do so in connection with the financing provided or to be provided by any bank, bondholder and/or other financial institution to any sub-charterer to which Charterer has sub-chartered the Vessel in accordance with clause 50 (or to a special purchase vehicle issuer of debt capital markets securities guaranteed by such sub-charterer);

(iii)	where required to do so under applicable law or by an order, decree, regulation or rule of any court, association or agency of competent jurisdiction or any governmental agency (provided that the disclosing Party shall give written notice of such required disclosure to the other Party prior to the disclosure, to the extent permitted by applicable law, governmental order, decree, regulation or rule);

(iv)	in filings with a court or arbitral body in proceedings in which the Confidential Information is relevant and in discovery/disclosure arising out of such proceedings;

(v)	to the extent that the Confidential Information has, except as a result of breach of any confidentiality obligation, become publicly available or generally known to the public at the time of such disclosure;

(vi)	to the extent that the Confidential Information is already lawfully in the possession of the recipient or lawfully known to it prior to such disclosure;

(vii)	to the extent that it has acquired the Confidential Information from a third party who is not in breach of any obligation as to confidentiality to the other party; or

(viii)	to any of the following persons on a need to know basis and under confidentiality obligations not less stringent than those imposed by this Clause:

(A)	any person acquiring or considering acquisition of the disclosing Party or subscribing or considering subscribing in its equity (of any kind);

(B)	its directors, officers, employees, servants, sub-contractors, professional consultants, insurers or auditors, agents, shareholders and Affiliates, to the extent necessary to enable it to perform (or to cause to be performed) or to enforce any of its rights or obligations under this Time Charter Party;

(C)	banks, financial institutions, bondholders or any other persons providing or considering the provision of financing to the disclosing Party or its Affiliates, irrespective of the form of such financing, and to agents and consultants of such persons.

52.	Sub-Charterer’s Lenders

The Parties recognise that *****, the expected sub-charterers of the Vessel from Charterer (or a special purchase vehicle issuer of debt capital markets securities guaranteed by *****) has obtained and/or may obtain financing or refinancing from one or more credit providers, including commercial banks, export credit agencies and/or through the issuance of debt securities in the capital markets. In connection with any such financing or refinancing, Owner, at no additional cost to Charterer or *****, shall, if so requested by Charterer or *****:

(a)	deliver to Charterer (for the benefit of the lenders and other entities providing credit or financing to ***** or of holders of capital markets securities issued or to be issued by a special purchase vehicle issuer and guaranteed by ***** (collectively, “Lenders”) or the agent acting on behalf of the Lenders (“Lenders’ Agent”)) certified copies of its corporate charter and by-laws, resolutions, incumbency certificates, legal opinions (covering such items as the validity and enforceability of this Time Charter Party and the due organisation and existence of Owner, as well as other matters customarily the subject of legal opinions in similar transactions), financial statements, a consent to receive service of process in London, England, and such other items as Lenders or Lenders’ Agent may reasonably request, including but not limited to, copies of all required governmental authorisations, approvals and permissions;

(b)	provide to Charterer (for the benefit of Lenders or Lenders’ Agent, as and when requested by Lenders or Lenders’ Agent), information, including with respect to the construction, testing, operation and financing of the Vessel and shall allow Lenders or Lenders’ Agent reasonable access to such Vessel for purposes of inspection;

(c)	provide to Charterer (for the benefit of Lenders or Lender’s Agent) all information reasonably requested by Lenders or Lenders’ Agent to facilitate any such financing or refinancing;

(d)	deliver to Lenders’ Agent all notices given under this Time Charter Party to Charterer at the same time and in the same manner as given to Charterer; and

(e)	execute any further documents reasonably requested by Lenders’ Agent providing assurances and other protections to Lenders in connection with any financing or refinancing of Charterer.

53.	Tax

(a)	Owner shall protect, defend, release, indemnify and hold Charterer harmless from all taxes, fees and charges imposed in respect of this Time Charter Party in the country of Owner’s tax residence. Owner shall reimburse Charterer for taxes, fees and charges made by it inside the country of Owner’s tax residence including those imposed on Charterer as a result of obtaining such reimbursement.

(b)	Owner assumes full and exclusive responsibility and liability for timely filing all returns and promptly paying when due all taxes, levies and other mandatory fees in connection with Owner’s performance under this Time Charter Party.

(c)	If any payment under this Time Charter Party is subject to Russian withholding tax, and there is no exemption under a double taxation treaty with the Russian Federation the amount of such payment shall be increased so that, after the required income tax withholding is made by one Party, the other Party receives the full and exact amount agreed under the Time Charter Party.

(d)	Charterer shall withhold income tax from payments due to Owner if there is such a requirement under Russian Federation law. Such tax duly withheld by Charterer shall not be reimbursed to Owner.

(e)	If Owner is a tax resident in a country which has a double taxation treaty with the Russian Federation and benefits of the applicable double tax treaty are available to Owner in relation to this Agreement, then Owner shall provide Charterer with its tax residence certificate. Such Tax residence certificate shall confirm that Owner is a tax resident in the country of Owner’s tax residence in the sense provided for in double tax treaty between Russia and Owner’s country of residence. The tax residence certificate shall be duly issued and verified (signed and stamped) by the competent authority of that country and legalized by apostile. The tax residence certificate shall be provided by the Owner to Charterer within 30 (thirty) days of execution of this Agreement and by 30 January each year during the contract term, but in any case not later than the day of payment of the first invoice in a year. If the above requirements in respect of residence certificate are met by the Owners, Charterer shall not withhold income tax from payment due to Owners or shall withhold it at a reduced rate, whichever is applicable.

54.	Notices

(a)	Whenever written notices are required to be given by either Party to the other Party, such notices shall be sent by telex, fax, registered mail, or registered airmail to the following addresses:

Notice to Owner:

*****

*****

*****

*****

*****

*****

*****

*****

*****

Notice to Charterer:

*****

*****

*****

*****

*****

*****

*****

*****

Notice to Owner’s Operations Department:

*****

*****

*****

*****

*****

*****

Notice to Charterer’s Operations Department:

*****

*****

*****

*****

*****

*****

*****

*****

or to such other addresses as the Parties may respectively from time to time designate by notice in writing. Any failure to transmit a copy of the notice to a person listed as entitled to receive a copy shall not in any way affect the validity of any notice otherwise properly given as provided in this Clause 54.

(b)	Any notice required by this Time Charter Party to be given in writing shall be deemed to be duly received only:

(i)	In the case of a telex, at the time of transmission recorded on the message if such time is within normal business hours (09:00 – 17:00) on a working day at the place of receipt, otherwise at the commencement of normal business hours on the next working day there.

(ii)	In the case of a letter, whether delivered in course of the post or by hand or by courier, at the date and time of its actual delivery if within normal business hours on a working day at the place of receipt otherwise at the commencement of normal business on the next such working day.

(iii)	In the case of a facsimile, at the time of transmission recorded on the message if such time is within normal business hours (09:00 - 17:00) on a working day at the place of receipt, otherwise at the commencement of normal business hours on the next working day at the place of receipt.

55.	Entire Agreement

This Time Charter Party contains the entire agreement between the Parties with respect to its subject matter. It sets out the only conduct, representations, warranties, covenants, conditions, agreements or understandings (collectively “Conduct”) relied on by the Parties and supersedes all earlier Conduct by or between the Parties in connection with its subject matter. Neither Party has relied on or is relying on any other Conduct in entering into this Time Charter Party and completing the transactions contemplated by it.

56.	No Agency or Partnership

Nothing in this Time Charter Party is to be construed as constituting an agency, partnership, joint venture, or any other form of association between the Parties in which one Party may be liable for the acts or omissions of any other Party. No Party has the authority to incur any obligation or make any representation or warranty on behalf of, or to pledge the credit of, the other Party.

57.	No Waiver

A failure to exercise or a delay in exercising any right, power or remedy under this Time Charter Party does not operate as a waiver. A single or partial exercise or waiver of the exercise of any right, power or remedy does not preclude any other or further exercise of that or any other right, power or remedy. A waiver is not valid or binding on the Party granting that waiver unless made in writing.

58.	Severability of Provisions

Any provision of this Time Charter Party that is prohibited or unenforceable in any jurisdiction is ineffective as to that jurisdiction to the extent of the prohibition or unenforceability. That does not invalidate the remaining provisions of this Time Charter Party nor affect the validity or enforceability of that provision in any other jurisdiction.

59.	Third Party Rights

Where any provision in this Time Charter Party expressly confers a benefit or benefits on Affiliate(s) and/or indemnified parties and/or any other party as specifically referred to in these provisions, then subject to the remaining terms of this Clause, such provisions are intended to be enforceable by each such third party beneficiary by virtue of the Contracts (Rights of Third Parties) Act 1999.

No other provisions of the Time Charter Party apart from those which are enforceable by a third party beneficiary as referred to above shall be enforceable by virtue of the Contracts (Rights of Third Parties) Act 1999 by any person who is not a Party to this Time Charter Party.

60.	Counterparts

This Time Charter Party may be executed in any number of counterparts. All counterparts together will be taken to constitute one instrument.

61.	Law and Litigation

(a)	This Time Charter Party shall be construed and the relations between the Parties determined in accordance with the laws of England.

(b)	All disputes arising out of this Time Charter Party shall be referred to Arbitration in London in accordance with the Arbitration Act 1996 (or any re-enactment or modification thereof for the time being in force). The arbitration shall be conducted in English in accordance with the London Maritime Arbitrator’s Association Terms current at the time when the arbitration proceedings are commenced, subject to the following appointment procedure:

(i)	Each Party shall appoint one arbitrator not later than fourteen (14) Days after receipt of a further request in writing by either party to do so. The two (2) arbitrators so appointed shall appoint a third arbitrator before any substantive hearing or forthwith if they cannot agree on a matter relating to the arbitration.

(ii)	If a Party fails to appoint an arbitrator within the time specified in Clause 61(b)(i) (the “Party in Default”), the Party who has duly appointed his arbitrator shall give notice in writing to the Party in Default that he proposes to appoint his arbitrator to act as sole arbitrator.

(iii)	If the Party in Default does not within seven (7) days of the notice given pursuant to Clause 61(b)(ii) make the required appointment and notify the other Party that he has done so the other Party may appoint his arbitrator as sole arbitrator whose award shall be binding on both Parties as if he had been so appointed by agreement.

(iv)	Any award of the arbitrator(s) shall be final and binding and not subject to appeal.

(c)	It shall be a condition precedent to the right of any Party to a stay of any legal proceedings in which maritime property has been, or may be, arrested in connection with a dispute under this Time Charter Party, that that Party furnishes to the other Party security to which that other Party would have been entitled in such legal proceedings in the absence of a stay.

IN WITNESS WHEREOF the Parties have executed this Time Charter Party on the date first written above.

Signed for and on behalf of:	Signed for and on behalf of:

Seacrown Maritime Ltd.	Gazprom Marketing and Trading Singapore Pte. Ltd

/s/ Ioannis Edipidis	/s/ Nikolai Grigoriev
Name: Ioanis Edipidis	Name: Nikolai Grigoriev
Position / Title: Attorney-in-Fact	Position / Title: Managing Director Shipping and Logistics

1

APPENDIX A

LNG FORM B – VESSEL PARTICULARS

(a)	Ships Name	Clean Force

(b)	• Builder and Yard	• Hyundai Heavy Industries Co., Ulsan

(c)	• Hull No.	• 1734

(d)	• Year Built	• 2008

(e)	• Port of Registry and Flag	• Majuro / Marshall Islands

(f)	• IMO Number	• 9317999

(g)	• Call Sign	• V7NQ5

(h)	• Classification Society	• Lloyd’s Register (LR)

(i)	• Protection and Indemnity Club	• North Of England (P&I)

1.	Principal Particulars

(a)	Length overall	288.18 m

(b)	• Length Between Perpendiculars	• 275.00 m

(c)	• Breadth moulded	• 44.20 m

(d)	• Depth moulded	• 26.00 m

(e)	• Draught at summer freeboard (Extreme)	• 12.37 m

(f)	• Height overall — keel to highest fixed point	• 52.54 m

(g)	• Maximum air draught (with full ballast and half bunkers)(corresponding draught 9.40 m)	• 43.14m

(h)	• Gross Tonnage (International)	• 100,244

(i)	• Net Tonnage (International)	• 30,073

2

(j)	• Gross Tonnage (Suez)	• 103,525.75

(k)	• Net Tonnage (Suez)	• 88,241.74

(l)	• Light Ship Displacement	• 31,727

(m)	• Displacement (Summer)	• 116,325

(n)	• Windage: Lateral	• 1064 m2

	• Longitudinal	• 5464 m2

(o)	• Classification designation

•     LR+100A1 Liquefied Gas Tanker Ship type 2G, Methane (LNG) (membrane tank 0.25 bar, -163C, 500 kg/m3), IWS “Ship Right (SDA) LI, EP, ICE CLASS 1A FS. LMC UMS, ICC, MAV1, IBS SHIP RIGHT (FDA PLUS, CM, BWMP(S), SCM, SERS, SEA (HSS-4, L, VDR)) PART HIGHER TENSILE STEEL

(p)	• Conditions of Carriage (as defined on Certificate of Fitness):

•     -Minimum Temperature: -163[o]C

-Max Pressure 0.25MPaG

-Relative Density 0.5

-During sea passage tank levels: >70% of tank Height or

< 10% of tank length

-Increased cargo tank filling to: 98,5% by volume at -161.51[o]C

2.	Operating Draught and Deadweight

(a)	Draught filling to 98.5% (@ cargo density 0.47 kg/m3)	11.35m

(b)	• Deadweight filling to 98.5%(@ cargo density 0.47 kg/m3)	• 74,079 MT

3.	Ballast System

(a)	Total capacity of ballast water tanks	55,527 m3 (100%)

(b)	• Number, capacity and head of pumps for handling ballast	• 3 x 3000 m3/h @ 3 bar

(c)	• Is Vessel able to ballast / de-ballast within the cargo loading/discharging period?	• Yes

(d)	• Can the Vessel undertake ballast exchange at sea within 24 hours	• No

3

4.	Details of Principal Certification

(List conventions complied with / Certificates obtained, including protocols, amendments and date of issue)

(a)	Load Line	Yes, Issued 23-Oct-2012

(b)	• SOLAS	• Yes, Issued 23-Oct-2012

(c)	• IGC Code	• Yes, Issued 23-Oct-2012

(d)	• Tonnage	• Yes, Issued 02-Nov-2007

(e)	• Marine Pollution (MARPOL)	• Yes, Issued 23-Oct-2012

(f)	• I. M. O. Certificate of Fitness	• Yes, Issued 20-Oct-2012

(g)	• USCG Certificate of Compliance	• Yes, Issued 25-May-2011

(h)	• Independent Sworn Measurer Certificate	• Yes, Intertek – Issued 23-Oct-2012

(i)	• SIRE Inspection	• Last inspection 10-Sept-2013, Tong-Yeong, S.Korea

(j)	• Port state control	• Last inspection 09-APR-2012, Quintero Chile

Is certification held indicating compliance with the following?

(k)	ISPS Code	Yes

(l)	• Rules and Regulations of Suez Canal Authorities	• Yes

(m)	• ISM	• Yes

5.	Propulsion

(a)	Type and make of propulsion plant	Kawasaki Japan KHI – UA400 ; Two Cylinder Cross Compound Marine steam turbine, consisting of a HP turbine and LP turbine with built-in astern turbine.

(b)	• Maximum rated power and RPM	• MCR 39,000 BHP @ 88 rpm

(c)	• Proposed service power and RPM	• 35,100 BHP @ 85 rpm

(d)	• Grade of Fuel	• up to 700 cSt @ 50 ºC

(e)	• Dual Fuel Burning	• Yes

4

6.	Speed / Consumption

(a)		Maximum fuel consumption (Tonnes of Fuel Oil Equivalent / day)
	• Speed (Knots)	• Laden	• Ballast

	*****	*****	*****

	*****	*****	*****

	*****	*****	*****

	*****	*****	*****

	*****	*****	*****

	*****	*****	*****

Based on FOE Factor 0.475 (tonnes fuel oil per cubic metre of LNG).

(b)	Trial Speed at Maximum Power	20.50 kts

(c)	• Service Speed	• 19.25 kts

(d)	• In Port (cargo operations)	• Min. about 47.5 tons (depending on operations)

(e)	• In Port (idle)	• 28 t/day

(f)	• For inert gas generation	• 33.6 t/day of Gas Oil

7.	Boilers and Steam Capacity

(a)	Number and type of boilers	2 x KHI UME68/52; Two drum type

(b)	• Maximum steam output available	• 68,000 kg/hr

(c)	• Normal service output corresponding to 5(b)	• 52,000 kg/hr

8.	Cargo Tanks

(a)	Number of tanks	4

(b)	• Capacity of LNG tanks at normal filling level No 1 Tank No 2 Tank No 3 Tank No 4 Tank	24,260.203 m3 42,597.931 m3 42,565.541 m3 38,072.948 m3

	Total	147,496.623m3

5

(c)	• Gross Capacity of LNG tanks at 100% No 1 Tank No 2 Tank No 3 Tank No 4 Tank	24,629.648m3 43,246.630m3 43,213.747m3 38,652.739m3
	Total	149,742.764m3

(d)	Partial loading / filling restrictions	Minimum permissible upper sloshing limit above 70% of tank height and maximum permissible lower sloshing limit below 10% of tank height. Always to follow GTT guidelines.

(e)	• The Vessel’s cargo tanks can be cooled down from ambient in:	• 15 hours including cooling down cargo lines

(f)	• Maximum filling rate	• 13,500 m3/hr

(g)	• Relief valve settings (MARVS)	• 0.25 bar g

(h)	• Loaded Boil-Off rate	• 0.15% of gross capacity per day

(i)	• Ballast Boil-Off rate	• 0.15% of gross capacity per day

9.	Cargo Discharge

(a)	Number of cargo pumps per tank	2 sets

(b)	• Make and type of cargo pumps	• EBARA International Corp, 16EC-24; electric motor driven submerged vertical centrifugal pump

(c)	• Design rated capacity of each cargo pump and corresponding discharge head	• 1,800 m3/h at 155 m.T.H 10.0 kg/cm2 g

(d)	• Number of spray (stripping) pumps per tank	• 1 set

(e)	• Make and type of spray (stripping) pumps	• EBARA International Corp, 2EC-12; electric motor driven submerged vertical centrifugal pump

(f)	• Design rated capacity of each spray pump and corresponding discharge head	• 50 m3/h x 145 m.T.H. (S.G. max 0.500 T/m3) LNG 10.0 kg/cm2 g

6

(g)	• Number, Make and Capacity of Auxiliary Pumps	• N/A

(h)	• Bulk discharge time (not including start up and stripping periods) — assume head at ship’s rail = 80 mlc and no restrictions on vapour return from shore.	• within 12 hours using three (3) liquid manifolds, 100 mlc of liquid

10.	Cryogenic Systems

(a)	Type of LNG containment system	GTT Mark III Cargo membrane system

(b)	• Design temperature	• -163[o]C

(c)	• Make and type of vapour return compressors	• High Duty Compressors Cryostar, CM400/55

(d)	• Number and rated capacity of vapour return compressors and corresponding discharge head	• Two (2) sets x 32,000m3/h

(e)

•     Is a steam dump system provided?

If so, is the capacity sufficient to deal with all excess steam generated by the boilers at max designed Boil-Off rate with engines stopped according to Class & USCG Rules?

• YES

(f)	• Total capacity of liquid nitrogen storage tanks (if nitrogen generator not fitted)	• NA

11.	LNG Measurement and Tank Calibration

(a)	Are all tanks calibrated and certified by a qualified agency? (Specify agency)	YES Calibrated by Emerson Verified/Certified by Intertek

(b)

•     Make and type of primary system for measuring cargo level, temperature and pressure Level measuring system accuracy and range

Temperature measuring system accuracy and range

Pressure measuring system accuracy and range

•     Emerson / Rosemount tank radar CTS system;

+/-5mm (35mm~Top)

+/-7.7mm(26~35mm)

+/-15mm(10~26mm)

Accuracy:

@ 0 C = 0.18 C

@ -100 C = 0.14 C

@ -160 C = 0.11 C

Range: (+100) ~ (-200) ºC

Range: -800mbar to 1400 mbar

Accuracy: 2 mbar or 0.33% of span

(c)	• Is secondary system for measuring LNG liquid level fitted and, if so, state type and measuring accuracy	• Float Type level gauge Whessoe; +/- 7.5mm

7

12.	Cargo Manifolds

(a)	Do manifolds follow requirements of Vol Category “B” of OCIMF “Recommendations for Manifolds for Refrigerated Liquefied Natural Gas Carriers (LNG)” 2nd Edition — 1994?(If “No”, state variations)	YES

(b)	• State layout of liquid and vapour connections	• L/L/V/L/L

(c)	• Distance of the centre of manifolds from amidships	• 0.90 m (fwd of amidships)

(d)	• Distance of presentation flange from ship’s side	• 3500 mm

(e)	• Distance of presentation flange from ship’s rail	• 3150 mm

(f)	• Height of manifold centre above keel	• 30.938 m

(g)	• Size and location of liquid nitrogen loading connection	• N/A

13.	Emergency Shutdown System and Ship/Shore Compatibility

(a)	At what cargo level (%) is overflow protection activated?	99%

(b)	• Does overflow protection activate the following: Trip ESD system? Close manifold valves? Trip cargo pumps? Trip ship/shore link system?	YES YES YES YES

(c)	• What ship/shore link systems are installed: Optical Fibre Link Electric Links — Pyle-National / Miyake connector Pneumatic ESD Link	YES YES YES

14.	Bunkers

(a)	Capacity of fuel oil bunker tanks @ 95% (SG 0.99)	6784.3 MT (incl. LS Fuel Oil)

(b)	• Capacity of diesel oil bunker tanks @ 95% (SG 0.86)	• 375.8 MT

(c)	• Maximum bunker loading rate	• 800 MT/Hr

(d)	• Segregated low sulphur fuel oil storage capacity	• 537.4 m3 @ 95%

15.	Fresh Water Capacity

(a)	Capacity of fresh water generators	60 m3/day x 2

(b)	• Distilled capacity	• 2 x 268.4 = 536.8 m3

(c)	• Domestic capacity	• 2 x 197.1 = 394.2 m3

8

(d)	• Distilled consumption	• 20 t/day

(e)	• Domestic consumption	• 10 t/day

16.	Inert Gas Generation

(a)	Type and make of equipment	Smit Gas; Inert Gas Generator, 1 set

(b)	• Capacity	• 15,000 Nm3/h

(c)	• Quality of gas O2 Max	• Max 0.5 % by volume

(d)	• Quality of gas CO Max	• Max 100 ppm by volume

(e)	• Quality of gas SO2 Max	• Max 10 ppm by volume

(f)	• Quality of gas NOx Max	• Max 100 ppm by volume

(g)	• Dew point	• -45ºC @ atmospheric pressure

17.	Nitrogen

(a)	Type and capacity of nitrogen generation system	Membrane Separation, low pressure

(b)	• Consumption	• Approx. 120 m3/day

(c)	• Liquid nitrogen storage	• NA

(d)	• Nitrogen generator capacity	• 125 Nm3/h with dewpoint –65ºC

(e)	• Pressure tank	• N2 Buffer tank x 1 set, 30 m3 capacity at pressure 1020 kPa

18.	Gas Compressors

(a)	Low duty (fuel gas compressor): No. and capacity	Two (2) sets, 8,500 m3/h x each

(b)	• Low duty (fuel gas compressor): make	• Low Duty Compressors Cryostar CM300/55

9

19.	Electrical Generating

(a)	Number of electric generators	Main: 2 sets Auxiliary: 1set Emergency: 1set

(b)	• Type of electric generators	• Main: Turbo Auxiliary: Diesel Emergency: Diesel

(c)	• Output of electric generators	• Main: 3,850kW Auxiliary: 3,850kW Emergency: 850 kW

(d)	• Fuel type and quantity at full load of electric generators	• D/G: Fuel DMC Consumption 162kg/h at 100% load T/G: using the steam

(e)	• Power required for discharge / de-ballasting at full rate	• Discharging: 6,345kW Loading: 4,108kW

20.	Deck Machinery

(a)	Winches	9 units: 2 windlass combined winch 7 mooring winches Pull Type: Electro Hydraulic Brake Holding Force: 102.4 kN

(b)	• Wires	• IWRC Galv. Steel Wire Rope, 275 m x 44mm; MBL – 128 tons

(c)	• No. Wires Forward	• 9

(d)	• No. Wires Aft	• 11

(e)	• Wires Fitted with Synthetic Tails	• 20

(f)	• Derricks, Cranes – Type and SWL	• Hose handling crane x 2; SWL 10 tons. Provision Crane x 2; SWL – 5 tons.

21.	Navigation and Communications

(a)	Type and number of radar sets fitted	2 “X” Band / 1 “S” Band

(b)	• Is an approved GMDSS installed? (Type?)	• Yes/ FURUNO / A1,A2,A3

(c)	• Is an additional SatCom system installed? (Type?)	• FBB

(d)	• Is Suez Canal Projector fitted?	• Yes

10

22.	Crew

(a)	• The Officers may be of the following Nationalities	Russia/India/Pakistan/ Philippines/Croatia/Spain

(b)	• Number of Officers (Minimum)	• min. 8

(c)	• Number of Crew (Minimum)	• min. 8

23.	List of Compatible LNG Terminals:

Load Ports	Discharge Ports

ARUN NORTH / INDONESIA	• BARCELONA /SPAIN

• BADANK; BONTAG 3 / INDONESIA	• BILBAO / SPAIN

• BETHIOUA M5 / ALGERIA	• CANVEY ISLAND / UK

• BINTULU 1 / MALAYSIA	• CARTAGENA / SPAIN

• BINTULU 2 / MALAYSIA	• CHITA L1/ JAPAN

• BINTULU 3 / MALAYSIA	• CHITA L2 / JAPAN

• BONNY / NIGERIA	• COVE POINT NORTH/ USA

• BRUNEI / BRUNEI	• COVE POINT SOUTH / USA

• DAS ISLAND / UAE	• DABHOL / INDIA

• IDKU / EGYPT	• ELBA ISLAND / USA

• MEJILLONES / BOLIVIA	• ENSENADA/ USA

• POINT FORTIN/ TRINIDAD TOBAGO	• EVERETT / USA

• QALHAT / OMAN	• FOS CAVAOU/ FRANCE

• RAS LAFFAN 1 / QATAR	• FUTTSU 1/ JAPAN

• RAS LAFFAN 2 / QATAR	• FUTTSU 2 / JAPAN

• RAS LAFFAN 3 / QATAR	• HIGASHI OGISHIMA/ JAPAN

• RAS LAFFAN 5 / QATAR	• HIMEJI/ JAPAN

• RAS LAFFAN 6 / QATAR	• HUELVA/ SPAIN

• SNOHVIT / NORWAY	• INCHON 1/ S.KOREA

• SUNRISE / AUSTRALIA	• INCHON 2/ S. KOREA

• WITHNELL BAY / AUSTRALIA	• KAWAGOE / JAPAN

• FREEPORT / U.S.A	• LAKE CHARLES / USA

• PUNTA EUROPA / EQ. GUINEA	• MARMARA EREGLISI/ TURKEY

• PRIGORODNOYE / RUSSIA	• MONTOIR UPSTREAM/ FRANCE

• MONTOIR DOWSTREAM/ FRANCE

• NIGATA/ JAPAN

• OHGISHIMA/ JAPAN

• PIPAVAV / INDIA

• PYEONG-TAEK 1/ S. KOREA

• PYEONG-TAEK 2/ S. KOREA

• SENBOKU 2-1 / JAPAN

• SENBOKU 2-2 / JAPAN

• SHIMIZU / JAPAN

• SODEGURA 2 / JAPAN

• SODEGURA 3/ JAPAN

• TONG YEONG / S. KOREA

• YOKKAICHI / JAPAN

• YUNG-AN 1 (EAST)/ TAIWAN

• YUNG-AN 2 (WEST)/ TAIWAN

• ZEEBRUGGE / BELGIUM

• QUINTERO / CHILE

• GUANGDONG / CHINA

• REVITHOUSA / GREECE

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• DAHEJ / INDIA

• HAZIRA / INDIA

• NEGISHI / JAPAN

• SAKAI / JAPAN

• SODESHI / JAPAN

• TOBATA / JAPAN

• OITA / JAPAN

• GWANGYANG / KOREA

• MELCHIORITA / PERU

• HUELVA / SPAIN

• JURONG / SINGAPORE

• ISLE OF GRAIN / U.K

• SOYO / ANGOLA

• CANAPORT / CANADA

• DALIAN / INDIA

• FUJIAN / CHINA

• JIANGSU / CHINA

• SANGHAI / CHINA

• MIZUSHIMA / JAPAN

• MINA AL AHMADI / KUWAIT

• ALTAMIRA / MEXICO

• ENERGIA COSTA AZUL / MEXICO

• SAGUNDO / SPAIN

• MAP TA PHUT / THAILAND

• ALIAGA / TURKEY

• DAS ISLAND / U.A.E

• DUBAI / U.A.E

• MILFORD HAVEN / U.K

• SOUTH HOOK / U.K

• CAMERON / U.S.A

• LAKE CHARLES / U.S.A

• SABINE PASS / U.S.A

• JOETSU / JAPAN

24.	List of Visited LNG Terminals by vessel

Load Ports	Discharge Ports

BINTULU, MALAYSIA	• BILBAO, SPAIN

• BONNY, NIGERIA	• COVE POINT, USA

• FREEPORT, TX—USA	• ELBA ISLAND, USA

• SNOHVIT, NORWAY	• FUTTSU, JAPAN

• IDKU, EGYPT	• GUANGDONG, CHINA

• POINT FORTIN, TRINIDAD	• GWANGYANG, S.KOREA

• PUNTA EUROPA, E.G.	• HUELVA, SPAIN

• RAS LAFFAN, QATAR	• INCHEON, S.KOREA

• RAS LAFFAN, QATAR	• OITA, JAPAN

• QUINTERO, CHILE

• SODESHI, JAPAN

• TOBATA, JAPAN

• TONGYEONG, S. KOREA

• YUNG-AN, TAIWAN

• ZEEBRUGGE, BELGIUM

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APPENDIX B

Safety and Environmental Monthly Reporting Template

Gazprom Marketing & Trading Safety and Environmental Monthly Report	Return to: Fax: Phone: Email:

Vessel Name

Management Company

Month / Year

BUNKER OR LUBOIL SPILL INCIDENTS (Any amount entering the water) Approximate weight in kg (bunker) volume in ltr (luboil) and brief details

ANY OTHER INCIDENTS resulting in or having potential for injury, damage or loss

A. No. Of crew:

B. Days in month / period:

EXPOSURE HOURS (A x B x 24):

LOST TIME INJURIES (LTI’S) including brief details / any treatments

TOTAL RECORDABLE CASE INJURIES (TRC’S) including brief details / any treatments

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Monthly Distance Sailed (nm)

Monthly Consumption (mt) - Fuel Oil

- LSFO

- Diesel Oil

- Gas Oil

- Fuel Gas

Sulphur content (%) - Fuel Oil

- LSFO

- Diesel Oil

- Gas Oil

Refrigerant Gas Consumption - Type

- Quantity (litres)

Garbage Disposal (m3) - At Sea

- Incinerated on Board

- Sent Ashore

MANAGEMENT COMPANY CONTACT DETAILS:

Name:
Phone:
Fax:
Email:

Notes :

Enter zero i.e. “0” where any amount is nil (rather than entering “Nil” or N/A”)

Do not enter a % sign in the entry boxes for Fuel Sulphur content i.e. if it is 3% then just enter “3”.

Fuel gas should be reported as tonnes and not as m3.

For definitions of incident classification and exposure hours see Oil Companies International Marine Forum (OCIMF) booklet “Marine Injury Reporting Guidelines” (February 1997) or any subsequent version, amendment, or variation to them

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APPENDIX C

Detailed Performance Criteria

CONTENTS

Article 1.	Speed Warranties

Article 2.	Timeliness

Article 3.	Guaranteed Daily Fuel Consumption

Article 4.	Definitions for Fuel Consumption Calculations

Article 5.	Basis of Calculation for Fuel Consumption

Article 6.	Actual Fuel Consumption on a Voyage

Article 7.	Guaranteed Maximum Boil Off

Article 8.	Boil Off Calculations

Article 9.	Spray Cooling, Forced Vaporisation and use of Boil-Off

Article 10.	Provisions for Gauging

Article 11.	Underwater Cleaning / Waiting at Anchorage

Article 12.	Interpretation

1.	Speed Warranties

(a)	Owner guarantees that the Vessel is capable of steaming and, subject to Article 1(b), shall steam at the Laden Service Speed or the Ballast Service Speed as set out in Clause 29(a) and (b) as applicable (the “Service Speed”).

(b)	Charterer may order the Vessel to steam at the Service Speed or at any lesser average speed but not less than the Minimum Speed as set out in Clause 29(c) and not at a greater average speed, except with Owner’s consent, which shall not be unreasonably withheld. For the avoidance of doubt, it is agreed that Owner may decline orders to steam at any lesser average speed than the Minimum Speed or at any greater average speed than the Service Speed for operational reasons.

2.	Timeliness

(a)	Prior to each voyage Charterer may, subject to Article 1(b), instruct the Vessel to proceed so as to arrive at the pilot boarding station at each port at a given date and time (the “Scheduled Arrival Time” or “SAT”). Provided however:

(i)	In the event that Charterer fails to provide a Scheduled Arrival Time to Owner the Scheduled Arrival Time shall be deemed to be the estimated arrival time of the Vessel assuming the Vessel steams at the Service Speed by the shortest safe route to the named port measured from pilot station to pilot station (a “Sea Passage”) (or the route specified by Charterer, if different) from the time Charterer instructs the Vessel to proceed.

(ii)	The Scheduled Arrival Time shall in any event not be earlier than the estimated arrival time calculated in accordance with Article 2(a)(i).

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(iii)	Subject to Article 1(b), Charterer may amend the Scheduled Arrival Time from time to time during or prior to each voyage to accommodate changes in circumstances concerning the voyage (the “Amended SAT”).

(iv)	The speed at which the Vessel needs to steam in order to meet the Scheduled Arrival Time or the Amended Scheduled Arrival Time or any permissible speed ordered by the Charterer shall be a “Guaranteed Speed”.

(b)	Charterer shall compare the actual time of arrival of the Vessel at the pilot station at each port with the Scheduled Arrival Time save that if the Scheduled Arrival Time was amended solely for reasons not attributable to any failure in performance by the Vessel, then such comparison shall be made with the Amended SAT.

(c)	If the Vessel arrives at the pilot station at the arrival port not later than three (3) hours after the Scheduled Arrival Time or Amended SAT, where applicable, the Vessel shall be deemed to have arrived “On Time”. If the Vessel arrives at the pilot station more than three (3) hours after the Scheduled Arrival Time, or Amended SAT where applicable, the Vessel shall be deemed to have arrived “Late”.

(d)	Subject to Article 2(e) and (f), Charterer shall be entitled to make a deduction from hire in respect of any period by which the Vessel arrives Late.

(e)	Notwithstanding the foregoing but subject to Article 2(f), Charterer shall not be entitled to make any deduction from hire if the Vessel arrives Late to the extent that such late arrival is caused by one or more of the following during the voyage (the events described in Article 2(e)(i)(ii)(iii)(iv) and (v) being “Restricted Periods”):

(i)	the incidence of bad weather, being any day in which the Vessel has to proceed in wind force in excess of Beaufort Force 5 for more than 12 (twelve) hours noon to noon;

(ii)	poor visibility;

(iii)	time spent navigating in congested waters;

(iv)	alterations in speed or course to avoid areas of bad weather;

(v)	any period spent at a waiting area following arrival;

(vi)	time lost waiting for or as a result of a canal transit;

(vii)	time taken for bunkering during a sea passage in accordance with Charterer’s instructions;

(viii)	time spent during stops at sea or steaming at a reduced speed as requested by Charterer;

(ix)	time spent steaming at a reduced speed by mandatory order of regulatory bodies having jurisdiction over the Vessel;

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(x)	time lost in order to observe recommendations as to traffic separation and routing as issued by the International Maritime Organisation, or as promulgated by any state and their agencies to which the Vessel may from time to time trade or through whose the waters the Vessel may pass;

(xi)	the saving of life or (with Charterer’s consent) property; or

(xii)	any period when the Vessel is off hire at sea on any individual voyage.

The Master shall record in his daily noon report the time lost in the previous twenty four (24) hours due to any of the matters referred to in this Article 2(e).

(f)	If the Vessel arrives Late the following calculation shall be made to assess the period in respect of which Charterer shall be entitled to deduct hire. The speed of the Vessel shall be calculated over the Sea Passage excluding all Restricted Periods (the “Achieved Speed”). If the Achieved Speed equals or exceeds the Guaranteed Speed Owner shall be deemed to have met the speed warranties. If the Achieved Speed is less than the Guaranteed Speed Charterer shall apply the Achieved Speed to the total Sea Passage and the time at which the Vessel would have arrived if steaming at the Achieved Speed shall be the “Deemed Arrival Time”. Charterer shall be entitled to deduct hire to the extent to which the Deemed Arrival Time exceeds the Scheduled Arrival Time by more than three (3) hours.

(g)	The relationship between this Article 2 and Clause 25 shall be as follows:

(i)	Periods of off hire under Clause 25 shall be excluded for all purposes from calculations under this Article 2.

(ii)	Article 2 shall apply to deal with lateness to which Clause 25 does not apply pursuant to Clause 25(b).

3.	Guaranteed Daily Fuel Consumption

(a)	Owner guarantees that subject to the other provisions of Appendix C, the maximum daily Fuel consumption of the Vessel for all purposes shall not exceed the quantities tabulated in Clause 29(e) and, where applicable shall be pro-rated between the speeds shown.

(b)	The average speed in knots on any Voyage shall be calculated by reference to the observed distance steamed and the duration of the Voyage, but excluding from the calculation of average speed the duration of all off hire periods and distance covered in such periods and excluding the distance covered during any deviation which is not an off hire period because the Vessel arrives On Time.

4.	Definitions for Fuel Consumption

(a)	In this Appendix C:

(i)	“EOP” means the time the Vessel records end of passage on arrival after any voyage.

(ii)	“FAOP” means the time the Vessel proceeds full away on passage from her departure point on a voyage.

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(iii)	“Fuel” refers collectively to its two components, Fuel Oil and Boil-Off, measured in tonnes of Fuel Oil Equivalent, while “Fuel Oil” refers only to the oil component of the Fuel.

(b)	For the purpose of Fuel consumption calculations a voyage shall, where applicable, be divided into separate segments (each a “Voyage”). A Voyage shall be deemed to have started either:

(i)	at FAOP or

(ii)	immediately after an off hire period, or

(iii)	at the time the Vessel alters speed to comply with an Amended SAT or otherwise pursuant to Charterer’s orders as the case may be.

(c)	A Voyage shall be deemed to have ended either:

(i)	at EOP, or

(ii)	immediately before an off hire period, or

(iii)	at the time the Vessel alters speed to comply with an Amended SAT or otherwise pursuant to Charterer’s orders as the case may be.

5.	Basis of Calculation for Fuel Consumption

(a)	For each Voyage the guaranteed Fuel consumption shall be calculated by multiplying the maximum daily consumption as determined pursuant to Article 3 by the duration of the Voyage calculated on the assumption that the Vessel steamed at the Guaranteed Speed. In calculating both the guaranteed Fuel consumption and the actual Fuel consumption Restricted Periods pursuant to Article 2(e) shall be excluded. Subject as hereinafter provided, there shall be a saving of Fuel for that Voyage equal to the amount by which the guaranteed Fuel consumption exceeds the actual Fuel consumption and an excess consumption for that Voyage equal to the amount by which the actual Fuel consumption exceeds the guaranteed Fuel consumption. Such saving or excess shall be adjusted to take into account the Restricted Periods by dividing such saving or excess by the number of miles over which the Fuel consumption has been calculated and multiplying by the same number of miles plus the miles steamed during the Restricted Periods in order to establish the total saving or excess in Fuel consumption for the Voyage.

(b)	If on any Voyage the Vessel has to steam faster than the Service Speed or slower than the Minimum Speed pursuant to Charterer’s orders, or in order to achieve the Scheduled Arrival Time (provided this is not attributable to any failure of performance by the Vessel), the Vessel shall be deemed to have complied with the Fuel consumption guarantees for the duration of such Voyage.

(c)	Owner’s warranties relating to speed and Fuel consumption shall not apply to the period between the end of one Voyage and the start of the next Voyage as described in Article 4.

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(d)	As soon as practicable after receipt of the necessary voyage returns, Charterer shall furnish Owner with their calculations determining Fuel consumption on each Voyage.

(e)	At the conclusion of the Charter Period or annually (whichever occurs first) (the “Performance Period”), the quantities of excess Fuel used and the quantities of Fuel saved on all voyages in the Performance Period shall each be added up. The total of Fuel saved for the Performance Period shall then be subtracted from the total of excess Fuel used for the Performance Period and if the balance is positive Charterer shall deduct from Hire due under Clause 13 an amount calculated by multiplying the net excess quantity of Fuel consumed for the Performance Period by the weighted average price paid by the Charterer for Fuel Oil for the Vessel over the Performance Period in question. If the balance is zero or negative, Owner shall be deemed to have complied with its Fuel consumption obligations for the Performance Period.

6.	Actual Fuel Consumption on a Voyage

(a)	The actual Fuel consumption on a Voyage shall, subject to Article 6(b), be the sum of,

(i)	the Fuel Oil consumed during the Voyage (expressed in tonnes) and excluding any Fuel Oil used in any off hire period on that Voyage; and

(ii)	the Fuel equivalent of the total volume of cargo lost as Boil-Off during the Voyage (expressed in tonnes of Fuel Oil Equivalent) excluding any Boil-Off in any off hire period on that voyage and excluding any Boil-Off in excess of guaranteed maximum Boil off under the provisions of Article 8.

(b)	For the purpose of this Article 6 the Fuel Oil Equivalent of the LNG lost as Boil off which is available as Fuel during the voyage shall be assumed to be the total volumetric loss of the cargo, measured in cubic meters, as determined from the difference between gaugings at the loading and discharging ports (in accordance with Article 9), pro-rated for the difference between the on hire voyage and gauging times and multiplied by the Fuel Oil Equivalent factor set out in Clause 29(f).

7.	Guaranteed Maximum Boil Off

(a)	Owner guarantees that Boil-Off shall not exceed:

(i)	the maximum laden Boil-Off percentage stated in Clause 29(g); and

(ii)	the maximum ballast Boil-Off percentage stated in Clause 29(h).

(b)	If Charterer gives orders that require the temperature or vapour pressure of a cargo to fall during a laden sea passage and that order is complied with, the Boil-Off guarantee shall be deemed to have been complied with on that sea passage.

8.	Boil Off Calculations

(a)	The Boil Off excess or saving on any sea passage shall be calculated by comparing the guaranteed Boil Off for the sea passage (i.e. the daily guaranteed maximum Boil Off multiplied by the time between gaugings) with the actual Boil-Off.

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(b)	The actual amount of Boil Off on a sea passage shall be calculated by subtracting the volume of LNG contained in the Vessel’s tanks at gauging after the sea passage from the volume therein at gauging before the sea passage.

(c)	If the Vessel was off hire during any sea passage the excess or saving shall be pro rated in the same proportion as the time on hire is to the total time between gaugings.

(d)	At the conclusion of the Performance Period, the quantities of excess Boil Off and the quantities of Boil-Off saved on all trips in the Performance Period shall each be added up. The total Boil-Off saved for any such period shall then be subtracted from the total excess Boil-Off in the same period and if the balance is positive Charterer may deduct from hire due under Clause 13 an amount calculated by multiplying the said balance by the LNG Price or, if more than one LNG Price is applicable during the Performance Period, the arithmetical average of such LNG Prices. If the balance is zero or negative, then Owner shall be deemed to have complied with this Clause for the Performance Period.

9.	Spray Cooling, Forced Vaporisation and use of Boil-Off

(a)	If Owner requires or Charterer so requests, the Vessel shall spray cool as necessary in a manner consistent with Owner’s or Charterer’s requirements so as to maximise the use of the available Boil-Off for propulsion, whilst using due diligence to avoid the generation of any excess Boil-Off.

(b)	If on any sea passage Charterer orders the Vessel to force vaporise LNG to eliminate or minimise the use of bunkers and the order is complied with, the Boil-Off guarantee shall be deemed to have been complied with on that sea passage.

(c)	The Master shall notify Charterer if he is of the opinion that the Vessel will not, on arrival at the loading port, be able to commence bulk loading within thirty (30) minutes after cooling of the loading arms without spray cooling on the ballast sea passage.

(d)	Without prejudice to any of Owner’s or Charterer’s obligations under this Article 9, if Owner intends to order spray cooling at any time during the Charter Period Owner agrees, if requested by Charterer, to discuss the reasons and technical basis for spray cooling.

(e)	Subject to the provisions of this Time Charter Party, Owner shall have free use of Boil-Off. Except when otherwise required pursuant to Charterer’s orders, Owner shall exercise due diligence to minimise any venting or steam dumping of Boil-Off during periods of low Fuel demand.

(f)	If Charterer gives orders that require the temperature or vapour pressure of a cargo to fall during a laden sea passage and that order is complied with, the Boil-Off guarantee shall be deemed to have been complied with on that sea passage.

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(g)	If the LNG supplied to the Vessel is not at full saturation temperature at loading, the Boil-Off guarantee shall be deemed to have been complied with on that sea passage.

(h)	If the Voyage is less than thirty six (36) hours, the Boil-Off guarantee shall be deemed to have been complied with on that sea passage.

(i)	If Charterer gives orders that require to shift LNG Heel to maximize heel deployment during a ballast passage, the Boil-Off guarantee shall be deemed to have been complied with on that sea passage.

10.	Provisions for Gauging

(a)	The time at which any volume of LNG is determined is referred to in this Time Charter Party as a gauging time.

(b)	In relation to any laden sea passage the cargo volume on loading:

(i)	at the start of the laden sea passage, shall be the volume of LNG contained in the Vessel’s cargo tanks measured promptly after the closing of the Vessel’s manifold vapour return valve in the loading port; and

(ii)	on discharge at the end of the laden sea passage, shall be the volume of LNG contained in the Vessel’s cargo tanks measured promptly before the opening of the Vessel’s manifold vapour return valve in the discharge port.

(c)	In relation to any ballast sea passage the LNG heel volume:

(i)	after discharge (i.e. at the start of the ballast sea passage), shall be the volume of LNG contained in the Vessel’s cargo tanks measured promptly after the closing of the manifold vapour return valve in the discharge port; and

(ii)	on loading (i.e. at the end of the ballast sea passage), shall be the volume of LNG contained in the Vessel’s cargo tanks measured promptly before the opening of the Vessel’s manifold vapour return valve in the loading port.

11.	Underwater Cleaning / Waiting at Anchorage

(a)	Charterer may request Owner at any time to arrange for the cleaning afloat of the Vessel’s underwater hull and propeller. Owner shall arrange for the said cleaning to take place provided that:

(i)	the Vessel is free of cargo but may be under vapour if permitted by the port authority;

(ii)	in Owner’s opinion such cleaning will not damage in any way the Vessel’s underwater hull coatings; and

(iii)	such cleaning afloat can be carried out safely at a place approved by Owner and where the water is sufficiently clear for an underwater survey to be made of cleanliness of the Vessel’s hull and propeller immediately thereafter.

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(b)	The cost of such underwater hull and propeller cleaning and underwater survey referred to in Article 11(a) shall be for Charterer’s account and the Vessel shall remain on hire for their duration. If the underwater survey shows that both the Vessel’s underwater hull and propeller are clean, a successful cleaning shall be deemed to have occurred.

(c)	If Charterer orders the Vessel to wait at anchorage or in lay up for more than twenty (20) days on any one occasion or more than eighty (80) days comprising periods of not less than twenty (20) days each in any period of three hundred and sixty five (365) days, and, if as a result of such waiting or lay up Owner has good reason to believe that the performance of the Vessel or her Fuel consumption is affected and speed and/or Fuel warranties can no longer be met because of fouling then Owner shall so state by written notice to Charterer and if Charterer requests, shall carry out an underwater inspection at Charterer’s expense to see if there is fouling of the hull and/or propeller.

(d)	If as a result of the aforesaid inspection, Owner considers that there is evidence of such fouling then, if Charterer so requests, Owner shall arrange and carry out cleaning afloat of the Vessel’s underwater hull and propeller provided that the provisions of Article 11(a) apply.

(e)	The cost of such underwater hull and propeller cleaning and underwater survey referred to in Article 11(d) shall be for Charterer’s account and the Vessel shall remain on hire for their duration. If the underwater survey shows that both the Vessel’s underwater hull and propeller are clean, a successful cleaning shall be deemed to have occurred.

(f)	If any inspection pursuant to Article 11(c) reveals the presence of hull or propeller fouling, or if Charterer declines to request an inspection following receipt of a notice from Owner under Article 11(c), then from the time Owner gives written notice that performance is affected by fouling Owner shall be deemed to have complied with the speed and Fuel warranties until the completion of the next periodic drydocking or successful cleaning, whichever occurs sooner.

12.	Interpretation

(a)	In the event of any conflict between the body of the Time Charter Party and Appendix C, Appendix C shall prevail.

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